                                                       EXHIBIT 10.25

                         MASTER AGREEMENT FOR
                 DATA PROCESSING AND RELATED SERVICES

    This MASTER AGREEMENT FOR DATA PROCESSING AND RELATED SERVICES (the "Agreement") is made and entered into by and between AFFILIATED COMPUTER SERVICES, INC., a Delaware corporation ("ACS"), and LAMONTS APPAREL, INC., a Delaware corporation ("Customer").

    WHEREAS, Customer has agreed to engage ACS, and ACS has agreed to be engaged, to provide certain data processing and related information technology services to Customer in accordance with the terms of this Agreement.

    NOW, THEREFORE, in consideration of the mutual promises contained herein, and of other good and valuable consideration, and intending to be bound hereby, ACS and Customer agree as follows:

                                      ARTICLE I
                                  GENERAL PROVISIONS

    1.1 DEFINITIONS: The following terms shall have the meanings set forth below where used herein and identified with initial capital letters:

    ACS:  As defined in the preamble to this Agreement.

    ACS ACCOUNT MANAGER:  As defined in Section 5.1 of this Agreement.

    ACS FACILITY: The ACS data processing facility located in Pittsburgh, Pennsylvania, or such alternate location which may be hereafter designated by ACS.

    ACS SOFTWARE: The Software which may be listed on SCHEDULE "E" of a Services Addendum under the heading of "Software to be Provided by ACS," including both Software proprietary to ACS and Third Party Software provided by ACS pursuant to this Agreement, and any other Software provided by ACS under this Agreement and used by ACS to provide the Services.

    ADDITIONAL SERVICES:  As defined in Section 2.3 of this Agreement.

    AGREEMENT: This Agreement between Customer and ACS and all Schedules hereto, and all Services Addenda.


MASTER AGREEMENT FOR DATA PROCESSING
AND RELATED SERVICES - PAGE 1

    BUSINESS DAY: Shall be each Monday through Friday, except when any such day is one of the following holidays: New Year's Day, Memorial Day, 4th of July, Labor Day, Thanksgiving Day, Christmas Eve and Christmas Day.

    CHANGE:  As defined in Section 2.2 of this Agreement.

    CHANGE ORDER:  As defined in Section 2.2 of this Agreement.

    CUSTOMER:  As defined in the preamble to this Agreement.

    CUSTOMER ACCOUNT MANAGER: As defined in Section 3.5 of this Agreement.

    CURRENT Facilities: The Current Primary Facility, Current Remote Facilities and Current Foreign Facilities, if any.

    CURRENT Foreign Facilities:  As may be defined in a Services Addendum.

    CUSTOMER HARDWARE: The hardware to be acquired by ACS from Customer as may be listed on SCHEDULE "G" to a Services Addendum.

     CURRENT Primary Facility: The computer processing facility where
         Customer's data processing services are currently performed located at 1511 6TH Avenue, Seattle, Washington 98101.

    CURRENT  REMOTE FACILITIES:  As may be defined in a Services Addendum.

    CUSTOMER SOFTWARE: The Software which may be listed on SCHEDULE "E" of a Services Addendum under the heading of "Software to be Provided by Customer", including both Software proprietary to Customer and Third Party Software provided by Customer pursuant to this Agreement.

    CUTOVER DATE: As defined in the Services Addenda, or such other date to which ACS and Customer may hereafter agree in writing.

    DISASTER RECOVERY PLAN:  As defined in Section 5.2 of this Agreement.

    EFFECTIVE DATE: The date of this Agreement, which shall be the latter of the dates set forth below the signatures of the parties hereto.

    EMPLOYEES:  As defined in Section 5.3 of this Agreement.

    FEES:  As defined in Section 6.1 of this Agreement.


MASTER AGREEMENT FOR DATA PROCESSING
AND RELATED SERVICES - PAGE 2

    FULL-TIME BASIS: A twenty-four (24) hours per day, seven (7) days per week, fifty-two (52) weeks per year basis, subject to the provisions of Section 9.4 of this Agreement.

    INDEX:  As defined in Section 6.5 of this Agreement.

    INFORMATION:  As defined in Section 10.1 of this Agreement.

    INITIAL TERM:  As defined in Section 7.1 of this Agreement.

    MINIMUM PERFORMANCE STANDARDS: As described in SCHEDULE "B" to a Services
         Addendum.

    OWNERSHIP: Such ownership as confers upon the person having it good and marketable title to and control over the thing or right owned, free and clear of any and all encumbrances.

    PERFORMANCE STANDARDS:  As described in SCHEDULE "B" to a Services
         Addendum.

    RENEWAL TERM:  As defined in Section 7.2 of this Agreement.

    SCHEDULES:  All Schedules identified in any Services Addendum, which
         Schedules are incorporated herein by this reference and made a part hereof and may include the following:

              SCHEDULE "A"        Statement of Work
              SCHEDULE "B"        Performance Standards
              SCHEDULE "C"        Fees
              SCHEDULE "D"        Customer Responsibilities
              SCHEDULE "E"        Software Programs and Licenses
              SCHEDULE "F"        Disaster Recovery Plan
              SCHEDULE "G"        Equipment
              SCHEDULE "H"        Employees and Employee Benefits
              SCHEDULE "I"        Additional Services Request Form
              SCHEDULE "J"        Customer's Third Party Vendor Agreements To
                                  Be Assigned to ACS
              SCHEDULE "K"        Customer's Batch Processing Cycles

    SERVICES: The services described in SCHEDULE "A" of any Services Addendum, any Changes thereto, any Additional Services which may be agreed to pursuant to Section 2.3, and any Services which may be agreed to pursuant to Sections 2.9 and 2.11 of this Agreement.

    SERVICES ADDENDUM: Each addendum to be attached to and incorporated into this Agreement as mutually agreed by ACS and Customer from time to time, and collectively referred to as the Services Addenda.


MASTER AGREEMENT FOR DATA PROCESSING
AND RELATED SERVICES - PAGE 3

    SOFTWARE: The (i) computer programs, including, without limitation, software, firmware, application programs, operating systems, files and utilities; (ii) supporting documentation for such computer programs, including, without limitation, input and output formats, program listings, narrative descriptions, operating instructions and procedures, user and training documentation and special forms; and
         (iii) the tangible media upon which such programs are recorded, including, without limitation, chips, tapes, disks and diskettes.

    SOFTWARE LICENSORS:  Licensors for the Third Party Software pursuant to the
         Third Party    Software Licenses.

    STATEMENT OF WORK:  As described in SCHEDULE "A" to any Services Addendum.

    TERM: The period of time commencing upon the Effective Date and continuing for the Initial Term and any Renewal Term.

    TERMINATION CHARGES:  As defined in Section 8.7 of this Agreement.

    THIRD PARTY SOFTWARE:  The Software developed and/or owned by the Software
         Licensors as listed on SCHEDULE "E" to a Services Addendum.

    THIRD PARTY SOFTWARE LICENSES:  The Software licenses applicable to the
         Third Party Software between each Software Licensor and ACS or Customer, as applicable.

    TRANSITION PERIOD: The period of time commencing upon the date of each Services Addendum and continuing until the Cutover Date, as described in Section 4.1 of this Agreement.

    TRANSITION PLAN: The plan for transition of the operational control of computing and related services performed by Customer at the Customer Facility to ACS as described in each Services Addendum and in Section
         4.1 of this Agreement.

    1.2 OTHER DEFINITIONS AND MEANINGS: INTERPRETATION: There are additional defined terms in the Schedules to this Agreement which shall have the meanings set forth therein. For purposes of this Agreement, the term "parties" means (except where the context otherwise requires) ACS and Customer; the term "person" includes any natural person, firm, association, partnership, corporation, or other entity other than the parties; and the words "hereof", "herein", "hereby" and other words of similar import refer to this Agreement as a whole. All dollar amounts referred to herein are in United States Dollars.

                                      ARTICLE II
                                       SERVICES


MASTER AGREEMENT FOR DATA PROCESSING
AND RELATED SERVICES - PAGE 4

    2.1 SERVICES. Commencing on the date of a Services Addendum and continuing during the Term thereof, ACS will perform, provide, manage and administer the Services in accordance with the terms set forth in this Agreement and the applicable Services Addendum.

    2.2 CHANGES. If Customer desires any change ("Change") to the Statement of Work, Customer shall so notify ACS in writing. Within a reasonable period of time after receipt of such notice, ACS shall submit to Customer for Customer's approval ACS' proposed change order ("Change Order") to authorize the Change. The Change Order shall state whether the Change causes a change in the applicable Fees, or with the time and manner of performance required by ACS for any aspect of the Services under the Statement of Work. All requests for Changes submitted hereunder shall be subject to mutual agreement by the parties to a Change Order or to an amendment to this Agreement or a Services Addendum, as applicable, executed by both parties with respect thereto.

    2.3 ADDITIONAL SERVICES. If Customer desires that ACS provide certain services not included within the Services, Customer shall so notify ACS in writing. Within a reasonable period of time after receipt of such notice, ACS shall submit to Customer for Customer's approval the terms and conditions on which ACS will agree to provide such Services. Subject to and upon reaching mutual written agreement as to the terms and conditions on which such services will be provided, ACS will provide such services (the "Additional Services").
In that regard, Customer shall use a form to request such Additional Services in substantially the form of SCHEDULE "I" attached to any Services Addendum.

    2.4 ACCESS. For the purposes of ACS' performance of the Services hereunder, ACS and ACS' employees, contractors or agents who are performing the Services shall have reasonable access to the Customer Facilities or portions thereof as reasonably necessary for the performance of any Services.

    2.5 EXCLUSIVE RIGHTS. During the Term, ACS shall be the sole and exclusive provider of the Services and Customer shall not obtain the Services from any other third party or provide such Services on its own behalf, either directly or indirectly through an affiliate.

    2.6 CONTROL OF RESOURCES. During the Term of this Agreement, except as otherwise provided in this Agreement or mutually agreed to by Customer and ACS, ACS shall have the exclusive right to manage all ACS resources used in providing the Services as ACS deems appropriate, including, without limitation, the right to relocate and substitute computer equipment, personnel and other resources, and to change computer configurations and procedures. If any such relocation, substitution or change will substantially and materially affect Customer, then ACS shall provide Customer with prior written notice thereof. Upon receipt of such notice, if such change shall upon implementation result in a material increase in the Fees or materially affects Customer's systems, Customer shall have the right to approve same; provided, that if such change involves implementation of a more current version of Software and if, upon such implementation the version


MASTER AGREEMENT FOR DATA PROCESSING
AND RELATED SERVICES - PAGE 5
currently in use will no longer be supported by the Software Licensor, then Customer's approval shall not be required. Notwithstanding anything to the contrary herein, in the event that any such relocation or substitution of equipment, Software or resources is necessary to accommodate a client of ACS other than Customer, and such change affects Customer, then ACS agrees that Customer's Fees will not be affected by such change. If ACS has not received written notice of disapproval by Customer within ten (10) days after receipt by Customer of such notice thereof from ACS, then Customer shall be deemed to have approved such change.

    2.7  PROVISION OF SOFTWARE.

              (a)  Customer will provide to ACS the Customer Software.
Customer will obtain all consents necessary to permit Customer to grant the right provided in the preceding sentence and will provide evidence of such consents to ACS at its request. Customer will make all payments necessary to obtain such consents, and ACS will cooperate with Customer in obtaining such consents. Unless expressly provided otherwise in either SCHEDULE "A" or SCHEDULE "E" of a Services Addendum, Customer will be responsible for maintaining the Customer Software and for any license or maintenance fees related to providing Customer Software for use by ACS under this Agreement. ACS will comply with the terms of the Customer Software Licenses, and unless ACS is paying maintenance or license fees related thereto pursuant to the provisions of this Agreement, may use such Software provided under this Agreement only for purposes of this Agreement. In addition, ACS will provide the ACS Software in connection with its provision of Services under this Agreement. All Software provided or used by the parties pursuant to this Agreement, including all modifications, updates and enhancements thereto, shall remain the exclusive property of the party providing such Software, unless expressly provided otherwise in SCHEDULE "E" of any Services Addendum. ACS and Customer each acknowledge that the Software provided by the other party includes proprietary information of the other party and agrees to keep such Software confidential at all times. Upon the expiration or termination of this Agreement, except for Software which has been transferred or assigned pursuant to SCHEDULE "E" of any Services Addendum, each party will return all copies of all items relating to the other party's Software which are in the returning party's possession and will certify to the other party in writing that the returning party has retained no material relating to the other party's Software.

              (b) Customer represents and warrants to ACS as follows with respect to the Third Party Software provided by Customer under this Agreement:
(i) as of the date of the applicable Services Addendum, Customer is in compliance with the terms and conditions of the Customer Software Licenses and no default or breach exists with respect thereto, (ii) such Software Licenses are in full force and effect as of the date of the applicable Services Addendum, and (iii) Customer has provided complete and accurate copies of the Customer Software Licenses to ACS. Within thirty (30) days following the date of the applicable Services Addendum, ACS will commence to contact the Software Licensors with Customer's cooperation in order to confirm the representations and warranties by Customer as set forth above in this subsection 2.7(b) and will notify Customer of any Customer Software Licenses with respect to which Customer is considered to be in


MASTER AGREEMENT FOR DATA PROCESSING
AND RELATED SERVICES - PAGE 6
noncompliance. Notwithstanding the above, ACS will not contact any Software Licensors without first notifying Customer.

              (c) Customer will continue the Customer Software Licenses in full force and effect during the term of the applicable Services Addendum unless otherwise agreed by the parties, and except as expressly provided otherwise in any Services Addendum, Customer shall ensure that ACS is and continues to be designated as Customer's authorized processor under the Customer Software Licenses. In the event of any breach or alleged breach on the part of Customer under the Customer Software Licenses, Customer will promptly take reasonable actions to bring such Customer Software Licenses into compliance with the terms and conditions set forth in said Software Licenses, at Customer's sole cost and expense. If Customer is unable to resolve the problem with a Customer Software License or if Customer is unable to obtain the Software Licensor's consent to ACS' access to any of the Customer Third Party Software under this Agreement, the parties will in good faith negotiate and agree on the provision of other available Software that is capable of performing the same or substantially the same functions in a reasonably acceptable manner, such substitute Software to be provided at Customer's sole cost and expense. Any substitute Software, upon acquisition of the rights thereto by Customer, will become an item of Customer Software to be provided by Customer under this Agreement, and the applicable Services Addendum will be deemed amended accordingly.

    2.8 OTHER OBLIGATIONS. ACS assumes no obligations or liabilities of Customer except as expressly provided in this Agreement.

    2.9 MASTER AGREEMENT. In entering into this Agreement it is the intention of ACS and Customer that this Agreement shall serve as a "master agreement" under which various services may be provided from time to time pursuant to separate Services Addenda to be attached to and incorporated by reference into this Agreement as mutually agreed by ACS and Customer. Unless otherwise expressly provided in any particular Services Addendum, the terms of this Agreement shall apply fully with respect to the services, responsibilities and obligations set forth in each Services Addendum.

    2.10 PERFORMANCE STANDARDS. During the Term of this Agreement the Services shall be provided by ACS in material compliance with the standards set forth in SCHEDULE "B" to any Services Addendum. Customer's rights in the event of ACS' failure to substantially comply with such standards shall be those rights expressly set forth in SCHEDULE "B" to any Services Addendum.


                                     ARTICLE III
                              CUSTOMER RESPONSIBILITIES

    3.1 CUSTOMER RESPONSIBILITIES. During the Term of this Agreement, Customer shall retain all responsibilities related to its data processing requirements which are not expressly assumed by


MASTER AGREEMENT FOR DATA PROCESSING
AND RELATED SERVICES - PAGE 7

ACS pursuant to this Agreement, including the responsibilities set forth in this
Article III and in SCHEDULE "D" to each Services Addendum.

    3.2 DATA ENTRY. Customer shall be responsible for inputting all data for processing by ACS and verifying the accuracy of all data so entered. ACS shall not be responsible for errors in the Services, including data entry, programs, data files, or output provided to or maintained for Customer, resulting from errors in Customer's input data or from Customer's failure to comply with ACS' operating instructions which may be provided pursuant to Section 3.3 hereof.

    3.3 OPERATING INSTRUCTIONS. Customer will comply with all reasonable operating instructions provided from time to time by ACS in writing in advance to Customer for purposes of assuring proper and efficient delivery of the Services, which instructions must comply with instructions or protocols provided by third party vendors and standard known Customer procedures.

    3.4 COOPERATION. Both parties will cooperate with each other by making promptly available, as reasonably requested by one party, such management decisions, personnel, information, data, approvals and acceptances to the other as may be required to enable the requesting party to properly perform its obligations under this Agreement.

    3.5 CUSTOMER'S DESIGNATED PERSONNEL. As soon as practicable after the Effective Date, Customer shall appoint an employee of Customer as the principal Customer interface with ACS and as the person who shall have the responsibility for the overall supervision and conduct of the agreements and responsibilities of Customer under this Agreement, including approval of changes (the "Customer Account Manager").

In that regard, Customer shall be responsible for making available Customer's personnel and providing support to ACS as follows:

              (a) Customer shall immediately assign and designate in writing the types and levels of staff personnel with the authority to act on behalf of Customer with respect to this Agreement and the Services to be provided hereunder, including the Customer Account Manager. The designated staff will be responsible for providing data, decisions and approval to the ACS Account Manager.

              (b) Customer shall staff projects with personnel as ACS and Customer reasonably determine are necessary to provide planning, implementation and other assistance, as required.

              (c) Customer shall take reasonable steps so that Customer personnel cooperate with ACS to enable ACS to perform and provide the Services. Customer shall notify its personnel of the existence of this Agreement and shall instruct its personnel in their responsibilities in cooperating with ACS.


MASTER AGREEMENT FOR DATA PROCESSING
AND RELATED SERVICES - PAGE 8

    3.6 FACILITIES AND EQUIPMENT. Customer shall be responsible for providing ACS' personnel, at Customer's expense, a safe and adequate place to work at the Customer Facilities as required for ACS to provide the Services, and with incidental office equipment and telephones.


                                      ARTICLE IV
                                  TRANSITION PERIOD

    4.1 TRANSITION PLAN. ACS and Customer shall use commercially reasonable best efforts to agree during the Transition Period to the terms of the Transition Plan. ACS shall be responsible for providing the Services to Customer during the Transition Period as and to the extent set forth in the Transition Plan and in any Services Addendum. ACS shall be responsible for planning the measures necessary to facilitate the transfer of Customer's computing activities to ACS as necessary to support provision of the Services to Customer on and subsequent to the Cutover Date. Customer shall provide, at Customer's expense, Customer's personnel to assist ACS in such transition activities as reasonably necessary to ensure an orderly transition.

    4.2 ON-SITE REPRESENTATIVES. During the Transition Period, Customer will work with ACS to secure the right for ACS to have a reasonable number of representatives at the Current Facilities in order to facilitate the transition as set forth in the Transition Plan and to determine the steps necessary to implement the Transition Plan. ACS agrees that it will at all times adhere to the security policies and practices of Customer's current data processing provider. The parties also agree that ACS will be excused from any Performance
Standards that are affected as a direct result of   Customer's former service
providers' failure to cooperate with any reasonable requests of ACS.

    4.3 DOCUMENTATION AND RECORDS. During the Transition Period, Customer will work with ACS to secure the right for representatives of ACS to examine, at the Current Facilities, all source and machine-readable data and associated manuals, procedures, processes, documentation, descriptions, data files and other such items in the form existing on the date of each Services Addendum as required to provide the Services. Customer shall provide to ACS copies of such materials as required by the Transition Plan, subject to third party vendor requirements; provided, however, Customer shall retain Ownership of all such materials provided to ACS.


                                      ARTICLE V
                                      OPERATIONS

    5.1 ACS ACCOUNT MANAGER. As soon as practicable after the Effective Date, ACS shall appoint an employee of ACS as the principal ACS interface with Customer and as the person who shall have the responsibility for the overall supervision and conduct of the Services to be performed hereunder (such person and any replacements or substitutions shall be referred to as the "ACS


MASTER AGREEMENT FOR DATA PROCESSING
AND RELATED SERVICES - PAGE 9

Account Manager"). ACS may designate at its discretion a substitute or replacement for the ACS Account Manager, subject to prior approval by Customer, which shall not be unreasonably withheld. In that regard, ACS shall be responsible for making available ACS's personnel and providing support to Customer as follows:

              (i) ACS shall immediately assign and designate in writing the types and levels of staff personnel with the authority to act on behalf of ACS with respect to this Agreement and the Services to be provided hereunder, including the ACS Account Manager. The designated staff will be responsible for providing data, decisions and approval to the Customer Account Manager for the purpose of allowing ACS to fulfill its obligations under this Agreement.

    5.2 ARCHIVAL AND DISASTER RECOVERY. ACS shall develop and maintain, at ACS's sole cost and expense, (a) a written disaster recovery plan that meets the requirements set forth in SCHEDULE "F" (the "Disaster Recovery Plan") to a Services Addendum, and (b) archival and disaster recovery backup copies of Customer data files in accordance with the retention schedule provided by Customer to ACS from time to time hereunder, and, at Customer's expense if more than the minimum retention schedule, in full compliance with all retention, reporting, or other requirements imposed by federal, state or local regulatory authorities with jurisdiction over Customer's business. ACS shall promptly provide to Customer, at Customer's request and expense, additional copies of Customer's data files. ACS may modify or change the Disaster Recovery Plan at any time. Any material change or modification in the Disaster Recovery Plan which materially and adversely impacts Customer must be previously approved in writing by Customer.

    5.3 TRANSITIONED EMPLOYEES. The provisions of SCHEDULE "H" to each Services Addendum shall apply with respect to the employees of Customer identified therein, if any (the "Employees").


                                      ARTICLE VI
                             PAYMENT OF FEES AND EXPENSES

    6.1 FEES AND PAYMENT. Customer will pay to ACS the charges and fees for the Services (the "Fees") in accordance with the provisions of SCHEDULE "C" to any Services Addendum. Except as otherwise provided in SCHEDULE "C" to any Services Addendum, ACS shall render invoices for Fees for the Services and Additional Services, if any, provided during such month. Invoiced amounts shall be due and payable by Customer within ten (10) days after Customer's receipt (but in no event before the fifth (5th) day in any calendar month). Any amounts of Fees or other amounts payable under this Agreement remaining unpaid for more than thirty (30) days after Customer's receipt of the applicable invoice shall bear interest at the rate of 1.5% per month (but in no event in excess of the highest applicable lawful rate of interest). All material or data of Customer stored by ACS on tape or disk files may be retained by ACS until all Fees and other sums payable under this Agreement are paid by Customer.


MASTER AGREEMENT FOR DATA PROCESSING
AND RELATED SERVICES - PAGE 10

    6.2 OUT-OF-POCKET EXPENSES. Customer will reimburse ACS, within ten (10) days of receipt of ACS' invoice (but in no event before the fifth (5th) day in any calendar month), for out-of-pocket expenses incurred by ACS; provided, any such expenses are incurred at the written request or with the written approval of Customer in connection with performance of this Agreement, including travel and travel-related expenses.

    6.3 TAXES. Customer shall be solely responsible for all sales, use and similar taxes, if any, payable with respect to the Services and shall pay any such taxes to ACS (or to the appropriate governmental body, as the case may be) in accordance with the payment schedule described in Section 6.1. Customer hereby agrees to indemnify and hold ACS harmless from and against the payment of any and all sales, use or similar taxes, including any penalties or interest thereon, which accrue or are incurred because of Customer's failure to timely pay such amount to ACS. In no event will Customer be responsible for ACS' franchise taxes or for taxes based on the income of ACS, or taxes on real property.

    6.4 DISPUTED CHARGES. All invoiced charges for Fees that are not disputed within six (6) months from the date of receipt of the invoice, will be assumed and deemed to be correct and will be paid within the payment terms stipulated in
Section 6.1. Both parties will use their respective best efforts to resolve any contested amounts within thirty (30) days of the date of Customer's receipt of the invoice. In the event any dispute arises between ACS and Customer with respect to the Services or this Agreement, the parties shall promptly undertake to resolve such dispute. Customer shall not withhold timely payment of any Fees pending resolution of any such dispute as provided herein and, provided Customer is in compliance with the provisions of this Section 6.4, ACS shall continue to provide the Services pending resolution of such dispute, except pursuant to
Section 8.4 or upon any other termination of this Agreement in accordance with the terms hereof.

    6.5 VERIFICATION OF INFORMATION. Customer has furnished to ACS certain material information (e.g., information related to historical and projected utilization of computing resources and telecommunications requirements) as may be described in each Services Addendum relied upon by ACS in the negotiation of the Fees payable by Customer under this Agreement and other terms of this Agreement which information has not been independently verified by ACS.
Customer represents that such information is accurate and contains no material omissions. Should any such information be inaccurate or misleading in any material respect, the parties will negotiate in good faith to agree upon adjustments to the terms of this Agreement, which may include adjustments to the Fees payable under this Agreement.

                                     ARTICLE VII
                                  TERM OF AGREEMENT

    7.1 INITIAL TERM. The initial term of this Agreement shall begin on the Effective Date and shall end on the date which is the latter of the termination dates provided in each Services Addendum (the "Initial Term") or such earlier date upon which this Agreement may be terminated in accordance


MASTER AGREEMENT FOR DATA PROCESSING
AND RELATED SERVICES - PAGE 11
with the terms hereof. The term of each particular Services Addendum shall be for the period set forth in such Services Addendum. If, after the Effective Date, a Services Addendum is entered into which provides for a term which extends beyond the initial expiration date of this Agreement, the Term of this Agreement as it pertains to such Services Addendum and only to such Services Addendum shall be deemed automatically extended for a term expiring upon the last day of the term of such Services Addendum.

    7.2 RENEWAL TERM. This Agreement and the term hereof, and the term of each Services Addendum, may be extended for an additional one (1) year period ("Renewal Term") provided that Customer provides written notice to ACS of its election to renew or not to renew such Services Addendum at least one hundred eighty (180) days prior to the termination of the term of such Services Addendum, or any Renewal Term, as applicable. At least one hundred twenty (120) days prior to any such extension, ACS will notify Customer to what extent, if any, the Schedule of Fees payable under this Agreement (and any all applicable Services Addenda) may be modified.


                                     ARTICLE VIII
                                     TERMINATION

    8.1 ACS DEFAULT. For purposes of this Agreement, a default shall have occurred with respect to ACS if ACS materially breaches or fails to perform or comply with any material term or condition of this Agreement or any Services Addenda and any and all Schedules thereto.

    8.2 CUSTOMER DEFAULT. For purposes of this Agreement, a default shall have occurred with respect to Customer if:

              (a) Customer fails to make a payment required under this Agreement within fifteen (15) days of the date required by this Agreement; or

              (b) Customer materially fails to perform or comply with any other term or condition of this Agreement.

    8.3 DEFAULT BY EITHER PARTY. For purposes of this Agreement, a default shall have occurred with respect to either party if such party:

              (a) suspends or discontinues operations, whether or not in the normal course of business, or ceases to do business as a going concern (a corporate consolidation, merger, reorganization or acquisition through which a party may be succeeded in its business by another entity shall not in and of itself be deemed to be ceasing to do business, but such event shall be subject to other provisions of this Agreement); or


MASTER AGREEMENT FOR DATA PROCESSING
AND RELATED SERVICES - PAGE 12

              (b) is subject to the entry of a decree or order by a court of competent jurisdiction for relief in respect to such party under Title 11 of the United States Code or any other applicable federal or state bankruptcy, insolvency, or other similar law, or the appointment of a receiver, liquidator, assignee, trustee, sequestrator or other similar official for such party or of any substantial part of the property of such party or the imposition of an order to wind up or liquidate the affairs of such party and, as to any such matter which was not the result of a filing by such party, the continuance of any such decree on order unstayed and in effect for a period of thirty (30) consecutive days. Notwithstanding the above, ACS expressly excepts from this paragraph the current proceeding before the U.S. District Court for the Western District of Washington; or

              (c) files a petition for relief under Title 11 of the United States Code or any other applicable federal or state bankruptcy, insolvency, or other similar law, or is subject to the filing against such party under Title 11 of the United States Code or any other applicable federal or state bankruptcy, insolvency or other similar law of an involuntary petition which remains undismissed for a period of thirty (30) consecutive days, or consents to the filing of such a petition or the appointment of a receiver, liquidator, assignee, trustee, sequestrator or similar official for such party of any assignment for the benefit of creditors, or such party generally not paying its debts as they become due, or admits in writing of its inability to pay its debts generally as they become due, or takes corporate action in furtherance of any such action. Notwithstanding the above, ACS expressly excepts from this paragraph the current proceeding before the U.S. District Court for the Western District of Washington.

              (d) If (a) this Agreement is rejected and/or terminated in Customer's current Chapter 11 bankruptcy case (the "Case"), and (b) the Case is converted to Chapter 7 or the Customer is otherwise liquidated, ACS's administrative expense claim, if any, shall be limited to: (i) the amounts owed for actual services provided by ACS to Customer pursuant to this Agreement as of the date this Agreement is rejected and/or terminated and (ii) any and all remaining obligations under leases or other Agreements entered into by ACS directly in connection with providing the Services, plus all remaining unamortized costs incurred by ACS in connection with this Agreement but in no event to exceed $10,000 without the written approval of Customer. If the Case is converted to Chapter 7 or the Debtor is otherwise liquidated, ACS shall have no administrative expense claim for damages arising from rejection and/or early termination of this Agreement.

    8.4 NOTICE OF DEFAULT. Upon the occurrence of a default as defined in this Article VIII, the non-defaulting party may issue a written notice of default to the other party. For any default defined in Section 8.2(a), ACS may terminate this Agreement for cause after ten (10) days following the notice of default, unless the default is cured by Customer within such ten (10) day period, by giving Customer notice of termination (which notice may be provided in the foregoing notice of default) and, upon giving such notice, ACS may pursue any other remedy hereunder or otherwise available to it at law or in equity, subject to any limitations under this Agreement.


MASTER AGREEMENT FOR DATA PROCESSING
AND RELATED SERVICES - PAGE 13

For any default under Section 8.3, the non-defaulting party may terminate this Agreement upon written notice to the defaulting party, and upon giving such notice, may pursue any other remedy hereunder or otherwise available to it at law or in equity, subject to any and all limitations under this Agreement.

For any other default defined in this Article VIII, the non-defaulting party may terminate this Agreement as it pertains to the applicable Services Addendum for cause after ninety (90) days following the notice of default, unless the default is cured by the defaulting party within such ninety (90) day period, by giving the defaulting party notice of termination and, upon giving such notice, may pursue any other remedy hereunder or otherwise available to it at law or in equity, subject to any and all limitations under this Agreement; provided, however, that for those defaults that cannot reasonably be cured within the periods referenced in this Section 8.4, the time to cure a default under this Agreement shall extend (except in the case of Customer's failure to pay an invoice) from the date on which a notice of default was received if the defaulting party has promptly commenced to cure such default and is continuing to use its commercially reasonable best efforts to cure such default.

    8.5 TERMINATION ASSISTANCE. In the event of a termination of this Agreement in accordance with its terms, provided that Customer has paid ACS all amounts due ACS under this Agreement, ACS shall: (i) cooperate to assist Customer in effecting an orderly and efficient transition of the Services to Customer or another vendor chosen by Customer; (ii) disclose to Customer in writing the equipment, software and third party vendor services required to perform the Services for Customer; (iii) exercise reasonable efforts as may be requested by Customer, at Customer's expense, to effect a transfer of license(s) or assignment of agreement(s) for any dedicated Software or any dedicated third party services necessary to provide Services to Customer; (iv) promptly return to Customer, in the format and on the media mutually agreed to by ACS and Customer and at Customer's expense, all Information of Customer (as defined in Article X) in ACS' possession; (v) when directed by Customer to do so, render unrecoverable all Information of Customer in ACS' possession from all ACS storage media; and (vi) promptly return to Customer all Customer Software and other Customer property in its possession. ACS shall be paid all applicable charges for Services rendered through final termination of this Agreement. ACS will be reimbursed its reasonable out-of-pocket costs incurred on behalf of Customer in providing termination assistance.

    8.6 INFORMATION RETURN. Upon the expiration or termination of this Agreement, or at an earlier time if any such data is no longer required by ACS in order to provide the Services under this Agreement, ACS shall, subject to Customer's payment of the amounts provided in the following sentence, either destroy or return to Customer, as directed by Customer, all papers, written materials, properties, data and Information (as defined in Article X) furnished to ACS by Customer in connection with or as a result of the performance of the Services under this Agreement. Upon such expiration or termination, and as an express condition to the obligation of ACS to return such papers, written materials, properties, data and Information, Customer shall pay ACS the cost of
(a) all media on which such items are delivered, except to the extent Customer is the owner thereof, and (b) all labor and other expenses incurred by ACS in connection therewith. Customer's data shall not be

MASTER AGREEMENT FOR DATA PROCESSING
AND RELATED SERVICES - PAGE 14
utilized by ACS for any purpose other than for the rendering of the Services to Customer under this Agreement.

    8.7 TERMINATION FOR CONVENIENCE. After 1 year after the Cutover Date, Customer may, upon one hundred eighty (180) days written notice to ACS, terminate this Agreement or any Services Addendum for its convenience, whereupon ACS shall cease the provision of the Services to Customer in accordance with the terms of such notice; provided, that, upon any such termination, if the only Services Addendum which would otherwise then remain in effect is a WAN Services Addendum to this Agreement, then such WAN Services Addendum shall automatically terminate simultaneously with the termination of such other Services Addenda then subject to such termination. Upon termination of its obligations under this Agreement or any Services Addendum, ACS shall promptly submit to Customer ACS' invoice for the termination charges, as set forth in SCHEDULE "C" to the Services Addenda or Services Addendum, as applicable (the "Termination Charges"), relating thereto, which invoice shall be paid by Customer as provided in this Agreement. ACS agrees that upon termination of this Agreement or a Services Addendum by Customer pursuant to this Section 8.7 and payment by Customer of the Termination Charges and other sums then due and payable pursuant to this Agreement, the parties shall have no further obligation to the other with respect to such Services Addendum or this Agreement, as applicable, except for obligations that are expressly provided to survive termination.


                                      ARTICLE IX
                               LIMITATION OF LIABILITY
                                 AND ERROR CORRECTION

    9.1  LIMITATION OF LIABILITY.   Customer agrees that ACS' liability to
Customer for any loss, injury, damage or expense arising directly or indirectly in connection with this Agreement and the equipment, products or Services utilized or provided under this Agreement, whether arising by negligence, intended conduct or otherwise, shall not exceed the amount charged Customer for the equipment, products or Services giving rise to said loss, injury, damage or expense. The amount charged shall be the amount set forth on the monthly invoice for the month in which such loss, injury, damage or expense was sustained. Notwithstanding the above, ACS agrees that it shall be liable to Customer for claims in excess of the above stated amount subject to the following: (i) ACS's total cumulative liability for any and all actions under this Agreement shall not exceed One Million Dollars ($1,000,000), and (ii) ACS must actually receive proceeds from ACS' errors and omissions insurance policy in the amount of such damages.

    9.2  INDEMNIFICATION:

         (a) INDEMNITY BY CUSTOMER. Customer shall indemnify ACS from, and protect, defend and hold harmless ACS and its directors, officers, agents, attorneys and affiliates against, any fine, penalty, cost, loss, damage, injury, obligation, demand, assessment, claim, expense or liability,

MASTER AGREEMENT FOR DATA PROCESSING
AND RELATED SERVICES - PAGE 15
including attorney's fees and expenses (individually and collectively "Liabilities") asserted against or incurred by such persons or entities arising out of or relating to any claim (1) made by a third party which arises from the failure, incorrectness or breach of any representation, warranty or covenant made by Customer in this Agreement, (2) for bodily injury to or death of any person caused by Customer, (3) damage to, or loss or destruction of, tangible real property or tangible personal property caused by Customer or its agents, subcontractors or employees, or (4) resulting from any obligations or liabilities of Customer not expressly assumed herein by ACS, except to the extent caused by ACS.

         (b) INDEMNITY BY ACS. ACS shall indemnify Customer from, and protect, defend and hold harmless Customer and its directors, officers, agents, attorneys and affiliates against, any Liabilities arising out of or relating to any claim
(1) for bodily injury to or death of any person caused by ACS, (2) damage to, or loss or destruction of, any tangible real property or tangible personal property caused by ACS or its agents, subcontractors or employees; provided, however, in no event will ACS' indemnification obligation extend to Liabilities asserted by third parties as a result of ACS' performance or nonperformance of Services or (3) resulting from any obligations or liabilities of ACS not expressly assumed herein by Customer, except to the extent caused by Customer.

         (c) INTELLECTUAL PROPERTY INDEMNITY. ACS and Customer will each indemnify, defend, protect and hold the other harmless from and against any and all Liabilities, whether asserted during or after the Term of this Agreement, arising from or related to any actual or alleged infringement or violation by such indemnifying party of trade secret, copyright, trademark, service mark, patent or similar intellectual property rights, including rights related to Software, of any person resulting from the Software provided or work performed by the indemnifying party.

         (d) INDEMNIFICATION PROCEDURES. In the event either party is entitled to indemnification (an "Indemnitee") from the other party pursuant to the terms of this Agreement with respect to which such Indemnitee intends to seek indemnification under this Section, such Indemnitee shall give written notice to the indemnifying party (the "Indemnifying Party"), including a brief description of the amount and basis therefor, if known, and any documentation provided in connection therewith. Upon receipt of such notice, the Indemnifying Party shall be obligated to defend such Indemnitee against such claim, and the Indemnitee (except as provided below) shall cooperate fully with, and assist, the Indemnifying Party in its defense against such claim. The Indemnifying Party shall keep the Indemnitee fully apprised at all reasonable times as to the status of the defense. The Indemnitee shall have the right to employ its own separate counsel in any such action, but the fees and expenses of such counsel shall be at the expense of such Indemnitee; provided, however, (1) if the parties agree that it is advantageous to the defense for the Indemnitee to employ its own counsel or (2) if the Indemnitee shall have reasonably concluded in good faith that there may be a conflict of interest between the Indemnifying Party and the Indemnitee in the conduct of the defense of such claim (in which case, the Indemnifying Party shall not have the right to direct or participate in the defense of such claim on behalf of the Indemnitee), then, in each such instance,


MASTER AGREEMENT FOR DATA PROCESSING
AND RELATED SERVICES - PAGE 16
the reasonable fees and expenses of counsel for such Indemnitee shall be borne by the Indemnifying Party. The Indemnifying Party shall not be liable for any settlement effected without its consent.

Notwithstanding the foregoing, the Indemnitee shall retain, assume or reassume sole control over any and all expenses relating to every aspect of the defense that it believes is not the subject of the indemnification provided for in this Section.

Until both (a) the Indemnitee receives notice from the Indemnifying Party that it will defend, and (b) the Indemnifying Party assumes such defense, the Indemnitee may, at any time after ten (10) days from notifying the Indemnifying Party of the claim, resist the claim or, after consultation with and the consent of the Indemnifying Party, settle or otherwise compromise or pay the claim. The Indemnifying Party shall pay all costs of the Indemnitee arising out of or relating to that defense and any such settlement, compromise or payment. The Indemnitee shall keep the Indemnifying Party fully apprised at all times as to the status of the defense.

Following indemnification as provided in this Section, the Indemnifying Party shall be subrogated to all rights of the Indemnitee with respect to the matters for which indemnification has been made.

    9.3 ERROR CORRECTION. Except as expressly provided otherwise in this Agreement, Customer shall be responsible for (a) the data supplied to ACS and correcting errors or obtaining corrections of errors from Software Licensors in the Customer Software provided by Customer to ACS and (b) any errors in and with respect to data obtained from ACS because of any inaccurate or incomplete Customer data, and ACS shall have no liability of any kind with regard to Customer's use of such data and Software. ACS will correct any material error in the output it provides to Customer or in the data files it maintains for Customer to the extent caused by ACS' error in the provision of the Services either by re-running the output or by adjusting the files, as determined to be appropriate by ACS, only if the error results from defects in hardware, Software or Services provided by ACS under this Agreement and is reported to ACS within
(30) days of Customer's receipt of the first output from ACS that evidences the error, and provided that such restoration can reasonably be performed by ACS and that Customer provides ACS with all source data necessary for such restoration. Such restoration shall be Customer's sole remedy for such loss.

    9.4 FORCE MAJEURE. Each party to this Agreement will be excused (other than obligations with respect to payments or credits) from performance, and will not be liable, for any period and to the extent that such party is prevented, hindered or delayed from performing any Services or other obligations under this Agreement, in whole or in part, as a result of acts, omissions, events, causes or conditions beyond the control of such party, which include, by way of illustration and not limitation, acts of God or public enemy; acts or omissions of Customer; acts of government; civil disobedience or insurrection; lock-outs; freight embargoes; errors or defects in the data supplied by Customer; errors caused by Software; revocation of the Software License by the Software Licensor in breach of the Software License for Third Party Software licensed to ACS and used by or on behalf of Customer; third party nonperformance; failure or malfunction of hardware, equipment or


MASTER AGREEMENT FOR DATA PROCESSING
AND RELATED SERVICES - PAGE 17

Software; breach or other nonperformance by any party's vendors and suppliers; acts of civil or military authority; national emergencies; labor strikes or disputes; fire, flood or catastrophe; war or riots. Notwithstanding the foregoing provisions of this Section, it is expressly agreed that each party's performance and liability shall only be excused for such period of time that such party is exercising commercially reasonable efforts to remedy the cause of such nonperformance.

    9.5 NO WARRANTIES. EXCEPT AS SET FORTH ELSEWHERE IN THIS AGREEMENT ACS DOES NOT MAKE ANY OTHER WARRANTIES WITH RESPECT TO THE SERVICES, ADDITIONAL SERVICES OR THE SOFTWARE OR HARDWARE SYSTEMS OR EQUIPMENT AND EXPLICITLY DISCLAIMS ALL WARRANTIES, EXPRESS OR IMPLIED, INCLUDING THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A SPECIFIC PURPOSE. ACS SHALL HAVE NO LIABILITY OR RESPONSIBILITY WHATSOEVER WITH RESPECT TO THE "YEAR 2000" PROBLEM, OTHER THAN TO CONFIRM THAT ACS HAS RESOLVED ANY SUCH PROBLEM IN THE ACS SOFTWARE. IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER PARTY IN CONNECTION WITH THE PROVISION OR USE OF THE SERVICES OR ANY OTHER OBLIGATION OF SUCH PARTY UNDER THIS AGREEMENT FOR INDIRECT, INCIDENTAL, CONSEQUENTIAL, RELIANCE, EXEMPLARY, OR SPECIAL DAMAGES, INCLUDING WITHOUT LIMITATION DAMAGES FOR LOST PROFITS EXCEPT WITH RESPECT TO THE FEES AND OTHER CHARGES AND AMOUNTS PAYABLE UNDER THIS AGREEMENT, REGARDLESS OF THE FORM OF ACTION, WHETHER IN CONTRACT, INDEMNITY, NEGLIGENCE, WARRANTY, STRICT LIABILITY OR TORT EVEN IF SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

    9.6 ACKNOWLEDGMENT. The parties acknowledge that the provisions of this Agreement, including specifically this Article IX, were negotiated and expressly bargained for by the parties and that they fully understand and accept the obligations and limitations provided for herein. The parties further acknowledge and agree that the provisions of this Section 9.1 and Section 9.2 of this Agreement shall survive expiration or termination of this Agreement.


                                      ARTICLE X
                                     INFORMATION

    10.1 INFORMATION. In the performance of their respective obligations under this Agreement, ACS and Customer and their respective officers, directors, employees, subcontractors, or agents may receive or have access to pricing, methods, processes, financial data, lists, statistics, Software, systems or equipment, programs, research, development, strategic plans, upcoming advertising content, promotions, organizational charts, operating data and other confidential business, customer or personnel information or data, in written, oral or other form (collectively "Information") owned or controlled by the other party, including, without limitation, the terms of this Agreement. Such Information may contain material which is proprietary or confidential, disclosures of patentable


MASTER AGREEMENT FOR DATA PROCESSING
AND RELATED SERVICES - PAGE 18
inventions with respect to which patents may not have been issued or for which patent applications may not have been filed, or material which is subject to applicable laws regarding secrecy of communications or trade secrets or similar proprietary rights. ACS and Customer covenant and agree:

              (a) that all such Information so acquired by either party or any of their respective employees, officers, directors, subcontractors or agents hereunder from the other party shall be and shall remain the other party's exclusive property;

              (b) to inform all of their respective officers, directors, employees, subcontractors and agents engaged in handling such Information of the confidential character of such Information and of the existence of applicable laws regarding secrecy of communications;

              (c) to limit access to such Information to their respective authorized officers, directors, employees, subcontractors and agents on a need-to-know basis;

              (d) to keep, and have their respective officers, directors, employees, subcontractors and agents keep, such Information confidential, using the same degree of care which it exercises with its own Information of like importance, but in no event less than commercially reasonable means;

              (e) not to copy or publish or disclose such Information to others or authorize their respective officers, directors, employees, subcontractors or agents or anyone else to copy or publish or disclose such Information to others without the other party's prior written approval, except as may be required by law or in connection with any legal proceeding or to enforce the provisions of this Agreement; provided that if any disclosure of the other party's Information is so required, the disclosing party will provide prior notice of such disclosure to the other party and give the other party a reasonable opportunity to object to the disclosure of such Information;

              (f) to return any copies of such Information in written, graphic or other tangible form to the requesting party at such party's request; and

              (g) to use such Information only for purposes of this Agreement and for other purposes only upon such terms as may be agreed upon between the parties in writing.

It is expressly agreed that the term "Information" shall not include information which: (a) is now, or hereafter becomes, through no unauthorized act of the recipient party, generally known or available to the public; (b) is rightfully known by a party hereto without an obligation of confidentiality at the time of receiving such information from the other party; (c) is hereafter rightfully furnished to a party hereto by a third party without an obligation of confidentiality; or (d) is independently developed by a party hereto without use of the other party's Information.


MASTER AGREEMENT FOR DATA PROCESSING
AND RELATED SERVICES - PAGE 19

Customer and ACS further agree that the provisions of this Agreement shall not prohibit either party from discussing said party's level of satisfaction with the performance of the other party under this Agreement.

    10.2 AUDIT RIGHTS/OVERSIGHT. Customer and ACS each shall have the right to review and conduct audits to verify compliance of the above-stated provisions regarding the care of each other's Information, subject to the reasonable security requirements of the affected party. Additionally, Customer shall have
the right (through an independent auditor other than   an auditor whose business
is primarily or substantially providing mainframe data processing outsourcing services), to conduct audits of the operations of ACS relating to the performance of the Services to verify: (i) the accuracy of the charges to Customer and (ii) the Services are being provided in accordance with Performance Standards. In that regard, ACS will upon twenty-four (24) hours written notice and with Customer's cooperation, provide such auditors with reasonable access to the environment from which ACS is providing the Services for the limited purpose of performing audits or inspections of Customer's data. If any audit or examination reveals that ACS's invoices for the audited period are not correct for such period, ACS shall promptly reimburse for the amount of any overcharges, or Customer shall promptly pay ACS for the amount of any undercharges, subject to the provisions of Section 6.4.

    10.3 IRREPARABLE HARM. ACS and Customer acknowledge that any disclosure or misappropriation of Information in violation of this Agreement could cause irreparable harm, the amount of which may be extremely difficult to estimate, thus making any remedy at law or in damages inadequate. ACS and Customer each therefore agrees that the other shall have the right to apply to any court of competent jurisdiction for an order restraining any breach or threatened breach of this Article X and for any other relief as such other party deems appropriate. This right shall be in addition to any other remedy available at law or in equity.

    10.4 UNAUTHORIZED ACTS. Each party shall (1) notify the other party promptly of any material unauthorized possession, use or knowledge, or attempt thereof, of the other party's Information by any person or entity which may become known to such party, (2) promptly furnish to the other party full details of the unauthorized possession, use or knowledge, or attempt thereof, and reasonably cooperate with the other party in investigating or preventing the reoccurrence of any unauthorized possession, use or knowledge, or attempt thereof, of such Information, (3) use reasonable efforts to cooperate with the other party in any litigation and investigation against third parties deemed necessary by the other party to protect its proprietary rights, and (4) promptly use all reasonable efforts to cooperate with the other party to the extent that party may reasonably prevent a reoccurrence of any such unauthorized possession, use or knowledge of Information. Except in the case of a breach of a covenant by the other party, each party shall bear the costs it incurs as a result of compliance with this Article X.

    10.5 LEGAL ACTION. Neither Customer nor ACS shall commence any legal action or proceeding against a third party in respect of any unauthorized possession, use or knowledge, or attempt thereof, of the other party's Information without the other party's consent.


MASTER AGREEMENT FOR DATA PROCESSING
AND RELATED SERVICES - PAGE 20

    10.6 SURVIVAL. The provisions of this Article X shall survive the expiration or termination of this Agreement for any reason.

                                      ARTICLE XI
                                   REPRESENTATIONS

    11.1 BY CUSTOMER. Customer represents that: (1) it is a corporation duly organized, validly existing and in good standing under the laws of the State of its incorporation, (2) it has all the requisite corporate power and authority to execute, deliver and perform its obligations under this Agreement, (3) the execution, delivery and performance of this Agreement have been duly authorized by Customer, and (4) except as set forth below, no approval, authorization or consent of any governmental or regulatory authority is required to be obtained or made by it in order for it to enter into and perform its obligations under this Agreement. Notwithstanding the above, the parties acknowledge that Customer's ability to enter into this Agreement is conditioned upon its receipt of approval by the Western District of Washington Bankruptcy Court and Customer's appointed creditor's committees.

    11.2 BY ACS. ACS represents that: (1) it is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware,
(2) it has all the requisite corporate power and authority to execute, deliver and perform its obligations under this Agreement, (3) the execution, delivery and performance of this Agreement has been duly authorized by ACS, and (4) no approval, authorization or consent of any governmental or regulatory authority is required to be obtained or made by it in order for it to enter into and perform its obligations under this Agreement.


                                     ARTICLE XII
                                  DISPUTE RESOLUTION

    12.1 RESOLUTION BY PARTIES. Prior to the initiation of any action or proceeding under this Agreement to resolve disputes between the parties, the parties shall make a good faith effort to resolve any such disputes by negotiation between representatives with decision-making power, who shall not have had substantive involvement in the matters involved in the dispute, unless the parties otherwise agree.

    12.2 ATTORNEYS' FEES. In the event of any dispute arising out of or involving this Agreement, the prevailing party shall be entitled to recover its reasonable attorneys' fees, experts' fees, and costs, including those for pretrial, trial, on appeal, in arbitration and in any bankruptcy proceeding and all other costs and expenses associated with any such action, in addition to any other relief granted.

                                     ARTICLE XIII

MASTER AGREEMENT FOR DATA PROCESSING
AND RELATED SERVICES - PAGE 21

                               MISCELLANEOUS PROVISIONS

    13.1 ASSIGNMENT. This Agreement shall be binding on the parties hereto and their respective successors and assigns, except that no party may assign or transfer its rights or obligations under this Agreement without the prior written consent of the other party, which consent will not be unreasonably withheld; provided that the merger of either party with another company or the assignment of this Agreement to the purchaser of all or substantially all the assets of a party shall not be deemed an assignment in violation of this Section
13.1. Furthermore, either party may assign its rights and obligations under this Agreement to any parent, subsidiary or affiliate, provided that the assignee agrees in writing to be bound by the terms and conditions of this Agreement; provided that no such assignment shall affect the liability of the assignor, nor release such party from its obligations under the terms of this Agreement.

    13.2 NOTICES. Whenever under this Agreement one party is required or permitted to give notice to the other, such notice shall be deemed given when delivered in hand or three (3) Business Days after the date mailed by United States mail, certified mail, return receipt requested, postage prepaid, or when transmitted via facsimile, and addressed as follows:

In the case of ACS:

    Affiliated Computer Services, Inc.
    2828 N. Haskell
    Dallas, Texas  75204
    Facsimile No.: (214) 823-5746
    Attn:  President
    (With copy to the following officer at the above address):
    Attn:  General Counsel

In the case of Customer:

    Lamonts Apparel, Inc.
    12413 Willows Road, NE
    Kirkland, Washington 98034
    Facsimile No.: (___) ___-____
    Attn: Peter Aaron, Executive Vice President

Either party may change its address for notification purposes by giving the other three (3) days prior written notice of the new address and the date upon which it will become effective.

    13.3 INDEPENDENT CONTRACTOR. The parties hereby declare and agree that ACS is engaged in an independent business, and shall perform its obligations under this Agreement as an independent contractor; that any of ACS' personnel performing the Services hereunder are agents, employees or


MASTER AGREEMENT FOR DATA PROCESSING
AND RELATED SERVICES - PAGE 22
subcontractors of ACS and are not agents, employees or subcontractors of Customer; that ACS has and hereby retains the right to exercise full control of and supervision over the performance of ACS' obligations hereunder and full control over the employment, direction, compensation and discharge of any and all of ACS' agents, employees, or subcontractors, including compliance with workers' compensation, unemployment, disability insurance, social security, withholding and all other federal, state and local laws, rules and regulations governing such matters; that ACS shall be responsible for ACS' own acts and those of ACS' agents, employees, and subcontractors; and that except as expressly set forth in this Agreement, ACS does not undertake by this Agreement or otherwise to perform any obligation of Customer, whether regulatory or contractual, or to assume any responsibility for Customer's business or operations. This Agreement shall not be deemed to create a partnership or joint venture between the parties.

    13.4 RELATIONSHIP OF PARTIES. Although the parties hereto are independent contractors, this Agreement shall not, except as otherwise set forth herein, create or imply an agency relationship between the parties. Pursuant to and during the Term of this Agreement, ACS may, from time to time, request in connection with various Software, hardware or other maintenance and license agreements that Customer execute instruments and documents appointing ACS an agent of Customer. Customer shall, in a timely manner, execute and deliver to ACS or the third party requiring the same, such instruments designating ACS as Customer's agent but only to the extent required by ACS to manage and perform the Services.

    13.5 SEVERABILITY. In the event any provision of this Agreement is held to be unenforceable or invalid by any court of competent jurisdiction, the validity and enforceability of the remaining provisions of this Agreement shall not be affected and, in lieu of such invalid or unenforceable provision, there shall be added automatically as part of this Agreement one or more provisions as similar in terms as may be valid and enforceable under applicable law.

    13.6 ENTIRE AGREEMENT. This Agreement, including any Schedules and Services Addenda, constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior and contemporaneous representations, understandings or agreements, whether oral or written, relating to the subject matter hereof. The terms of this Agreement cannot be changed, released or discharged orally.

    13.7 GOVERNING LAW. The validity, construction, and interpretation of this Agreement and the rights and duties of the parties hereto, shall be governed by the laws of the State of Texas, including its principles of conflict of laws.

    13.8 VENUE AND JURISDICTION. The parties consent to venue in Dallas, Texas, Pittsburgh, Pennsylvania, or Seattle, Washington, at the election of the party bringing an action, and to the exclusive jurisdiction of the Courts of such area, and the federal District Court for such area for all litigation which may be brought, with respect to the terms of, and the transactions and relationships contemplated by, this Agreement. The parties further consent to the jurisdiction of any federal or


MASTER AGREEMENT FOR DATA PROCESSING
AND RELATED SERVICES - PAGE 23
state court located within a district which encompasses assets of a party against which a judgment has been rendered, either through arbitration or through litigation, for the enforcement of such judgment or award against the assets of such party.

    13.9 NO THIRD PARTY BENEFICIARIES. The provisions of this Agreement are for the benefit of the parties hereto and not for any other person.

    13.10 WAIVERS AND AMENDMENTS. Waiver by either party of any default by the other party shall not be deemed a waiver by such party of any other default. No provision of this Agreement shall be deemed waived, amended or modified by either party, unless such waiver, amendment or modification is in writing and signed by the authorized representative of the party against whom it is sought to enforce such waiver, amendment or modification.

    13.11 ORDER OF PRECEDENCE. In the event of any conflict or inconsistency between provisions of this Agreement and any of the Services Addenda, the provisions of the Services Addendum shall control; provided that the Agreement and Services Addendum shall be interpreted so as to give effect to all provisions in both to the extent reasonably practicable.

    13.12 HEADINGS. The table of contents, if any, article, section and paragraph headings contained in this Agreement are for reference purposes only and shall not affect or enter into in any way the meaning or interpretation of this Agreement.

    13.13 COUNTERPARTS. This Agreement may be executed in several counterparts all of which taken together shall constitute one single agreement between the parties.

    13.14 RIGHTS AND REMEDIES. Except as otherwise expressly provided herein, the rights and remedies provided in this Agreement are cumulative and not exclusive of any rights or remedies Customer and ACS could have at law or equity or otherwise.

    13.15 RESPONSE, CONSENT AND APPROVAL. Both parties agree not to withhold or delay unreasonably its agreement, acceptance, response, consent, approval or similar action where it is required under the terms of this Agreement.

    13.16 OWNERSHIP OF MEDIA. Unless furnished or paid for by Customer, all media upon which Customer data is stored is and shall remain the property of ACS.

    13.17 EXPENSES. The parties shall pay all of their respective expenses and costs (including, without limitation, all counsel fees and expenses) in connection with this Agreement and the consummation of the transactions contemplated hereby. In the event of litigation with respect to this Agreement or the performance by the parties hereunder, the costs and expenses, including attorney fees, which are incurred by the prevailing party shall be paid by the other party.

    13.18 PUBLICITY. Each party will submit to the other all advertising, written sales promotion, press releases and other publicity matters relating to this Agreement in which the other party's name or mark is mentioned and will not publish or use such advertising, sales promotion, press releases,


MASTER AGREEMENT FOR DATA PROCESSING
AND RELATED SERVICES - PAGE 24
or publicity matters without prior written approval of the other party. Notwithstanding the above, either party may include the other party's name and a factual description of the terms of and work performed under this Agreement on employee bulletin boards, in its list of references and in the experiences section of proposals to third parties, in internal business planning documents and in its annual report to stockholders, and whenever required or appropriate by reason of legal, accounting or regulatory requirements.

    13.19 NO SOLICITATION: During the Term of this Agreement, and for a period of one (1) year thereafter, the Parties agree that they will not solicit for employment any employee of the other which is directly involved with, or relates to the provision without the express written consent of the other party Services.

    13.20 SUBROGATION. Each party hereto hereby expressly waives any and all rights of subrogation of any third party with respect to the other party under this Agreement.

IN WITNESS WHEREOF, the parties hereto have each executed this Agreement by a duly authorized officer as of the date indicated adjacent to their signatures hereon.

ACS:                                   CUSTOMER:

AFFILIATED COMPUTER SERVICES, INC.     LAMONTS APPAREL, INC.


By: /s/ Larry Schinder                 By: /s/ Peter Aaron
   --------------------------------       -----------------------------
Name: Larry Schinder                   Name: Peter Aaron
   --------------------------------       -----------------------------
Title: SVP                             Title: Exec. V. P.
   --------------------------------       -----------------------------
Date: 2/4/97                           Date: 2/14/97
   --------------------------------       -----------------------------



MASTER AGREEMENT FOR DATA PROCESSING
AND RELATED SERVICES - PAGE 25

                      LEGACY OUTSOURCING SERVICES ADDENDUM
                          TO MASTER AGREEMENT FOR DATA
                         PROCESSING AND RELATED SERVICES

     THIS LEGACY OUTSOURCING SERVICES ADDENDUM (the "Addendum") is entered into by AFFILIATED COMPUTER SERVICES, INC. ("ACS") and LAMONTS APPAREL, INC. ("Customer") for the purpose of supplementing the terms of that certain Master Agreement For Data Processing And Related Services (the "Master Agreement") between ACS and Customer, as follows:

     1. SERVICES. ACS agrees to provide, and Customer agrees to purchase, the services described in this Addendum during the term of this Addendum and in accordance with the terms and conditions set forth in the Master Agreement and in the Schedules attached to this Addendum, such Schedules being incorporated by reference herein and made a part of this Addendum for all purposes.

     2. TERM. The term of this Addendum shall begin as of the Cutover Date indicated below and shall continue for a period of thirty six (36) months thereafter.

     3. CONTROLLING TERMS. This Addendum is governed by all of the terms of the Master Agreement; however, this Addendum may include certain exceptions to the general terms in the Master Agreement and in such cases, the terms of this Addendum shall control. The term "Agreement" as used herein shall mean and refer to the Master Agreement as modified by this Addendum. All terms the initial letter of which is capitalized which are used in this Addendum but which are not specifically defined herein shall have the meanings as defined in the Master Agreement.

     IN WITNESS WHEREOF, the parties have executed this Addendum as of this 4 day of February, 1997.


ACS:                                              CUSTOMER:


AFFILIATED COMPUTER SERVICES, INC.           LAMONTS APPAREL, INC.

By:  /s/ Larry Schinder                      By:  /s/ Peter Aaron
     --------------------------------        ------------------------------
Name: Larry Schinder                         Name: Peter Aaron
     --------------------------------        ------------------------------
Title: SVP                                   Title: Exec. V. P.
      -------------------------------         -----------------------------

LEGACY OUTSOURCING SERVICES ADDENDUM TO
MASTER AGREEMENT FOR DATA PROCESSING AND RELATED SERVCES - PAGE 1

                                  SCHEDULE "A"
                     TO LEGACY OUTSOURCING SERVICES ADDENDUM

                                STATEMENT OF WORK


DEFINITION OF TERMS:

The following terms shall have the meanings set forth below where used herein and identified with initial capital letters:

"ACS NETWORK" is the Network provided by ACS over which data is transmitted to and from the ACS Facility to and from the Customer Facility.

"BATCH PROCESSING TIME" is the time by which ACS is required to complete the processing of the scheduled batch processing jobs submitted by Customer pursuant to an agreed schedule.

"CENTRAL SYSTEM AVAILABILITY" is available when MVS and its critical components are up and operational so that any user system with all its specific components can be run. Failures that impact the ability of specific systems to operate will be counted against availability of those specific systems.

"CUSTOMER NETWORK" is the Network provided by Customer or which may be provided by ACS pursuant to another Services Addendum, over which data is transmitted to, from and within the Customer Facility and Customer's other facilities.

"CUTOVER DATE" is the date on which ACS begins to provide the Services, which the parties anticipate will be on or before March 8, 1997.

"DASD" means a direct access storage device utilized for computer storage of data that can respond directly to random requests for information.

"INTERNAL SYSTEM RESPONSE TIME" is the time required to process a data processing trivial transaction beginning when the transaction is presented to the CPU from the Network and continuing until the transaction is presented back to the Network.

"LEGACY SOFTWARE" is the Customer application Software described in SCHEDULE "E" to this Addendum.

"LEGACY WORKLOAD" is the series of on-line and batch application programs executed by and on behalf of Customer.

SCHEDULE "A" TO
LEGACY OUTSOURCING SERVICES ADDENDUM - PAGE 1

"MAINTENANCE PROGRAMMING" is the normal programming required, at the agreed upon programming staffing levels, to keep Customer's Legacy Software operational at the level of service provided in SCHEDULE "B" to this Addendum.

"NETWORK" is the telecommunication network architecture comprised of a compilation of telecommunications circuits and related telecommunications hardware and software required to allow electronic communications of data.

"NETWORK ACTUAL UPTIME" is the total number of hours the ACS Network is actually available for use.

"NETWORK SCHEDULED DOWNTIME" is the total number of hours during which the ACS Network is scheduled by ACS to be unavailable for use as reasonably deemed necessary by ACS, which schedule will be provided to Customer.

"NETWORK SCHEDULED UPTIME" is the total number of hours in the month during which the ACS Network is scheduled to be available for use and is determined by subtracting Network Scheduled Downtime from Scheduled Hours.

"ONLINE SYSTEMS AVAILABILITY" are available when all components of the online systems under the control of ACS are up and available to the end user. This includes the online software itself (such as CICS, TSO, and NDM), necessary database systems (such as IDMS and DB2), application data files, and communications facilities. Loss of availability will be counted only during those hours that the system or application was scheduled to be available. In the case of file transfer type facilities such as trickle transmit or NDM, loss of availability will be counted from the time the data normally would have been available and used at the destination. Loss of availability due to failures in components out of the control of ACS or due to actions of the Customer or the failure of the Customer to take necessary actions in a timely manner will not be counted in determining ACS's service level. In the event of a partial failure, such as that of communications facilities or a single system or application, only that portion of the downtime that corresponds to the proportion of users who lose access to the system will be counted against provided reliability.
For example, if 10% of two hours, or 12 minutes, will be counted against scheduled uptime. It will be the responsibility of Customer to supply ACS the respective percentages for the failure of any component. The percentages for each component may reflect the importance of the component to Customer as well as the actual number of users impacted. There will be two lists, one for software components and one for communications facilities. It will also be the responsibility of Customer to supply the ACS with the scheduled hours of availability for all its online applications and file transactions.

"POINT OF PRESENCE" is the point up to and including which ACS has financial and operational responsibility, which at the Customer Facility is the controller and cable connection to the Network equipment provided by Customer or which may be provided by ACS pursuant to another Services Addendum.

SCHEDULE "A" TO
LEGACY OUTSOURCING SERVICES ADDENDUM - PAGE 2

"SCHEDULED HOURS" are the total number of hours in a month and is calculated by multiplying the number of calendar days in the month by twenty-four (24).

"SYSTEM ACTUAL UPTIME" is the total number of hours the System Software is actually executing and available.

"SYSTEM SCHEDULED DOWNTIME" is the total number of hours during which the System Software is scheduled by ACS to be unavailable for use due to such things as preventive maintenance to hardware, system upgrades, etc.

"SYSTEM SCHEDULED UPTIME" is the total number of hours the System Software is scheduled to be available and is calculated by subtracting System Scheduled Downtime from Scheduled Hours.

"SYSTEM SOFTWARE" is the binary code provided with license by the hardware manufacturer for the purpose of program execution and interaction with the devices at the hardware level.

"TECHNICAL ASSISTANCE CENTER" OR "TAC" is the department of personnel provided by ACS at the ACS Facility for the purpose of facilitating delivery by ACS of the Services, including responding to inquiries and requests for technical assistance by Customer with respect to the operation by Customer of the Customer Network.

"VTAM" is an IBM Systems Software Program otherwise known as Virtual Terminal Access Method.

                                    ARTICLE I
                               PROCESSING SERVICES

A.   HARDWARE

Beginning on the Cutover Date and continuing through the term of this Addendum on a Full Time Basis, ACS shall provide the computer equipment described on SCHEDULE "G" to this Addendum to provide processing power (i.e. CPU cycles) to support the Legacy Workload. ACS shall perform such processing on an existing or an acquired processor. Customer shall provide and maintain at the Customer Facility all end user devices and printers required or deemed necessary by Customer. If either party wants to change such environment, then the parties shall each exercise commercially reasonable efforts in good faith to agree to the requirements therefor.

ACS shall provide DASD capacity to support the Legacy Workload. ACS may configure DASD storage differently than Customer because of differences in storage media availability; provided, however, substantially equivalent performance shall be provided.

SCHEDULE "A" TO
LEGACY OUTSOURCING SERVICES ADDENDUM - PAGE 3

ACS may alter the DASD configuration as ACS shall deem appropriate, including for changes in technology, replacement of old and/or unreliable equipment, etc. and ACS may also alter the tape subsystem with replacement hardware, different features (e.g. data compression), an alternative configuration, or use of an automated tape library system; provided, however, substantially equivalent performance shall be provided with prior notification and approval by Customer, which approval shall not be unreasonably withheld.

B.   COMPUTER OPERATIONS

Beginning on the Cutover Date and continuing through the term of this Addendum, ACS shall perform all day-to-day functions necessary to operate and support the mainframe and associated peripherals and related subsystems located at the ACS Facility as required to perform the Services. These functions include, but are not limited, to the following:

1.   All Legacy Workload system processing.

2.   Monitoring of the operating system and Legacy Workload system processing.

3.   Vendor interfaces related to hardware located in the ACS Facility.

4.   Maintenance of the ACS Facility related to the Legacy Workload.


C.   OPERATIONS CONTROL

Beginning on the Cutover Date and continuing through the term of this Addendum, ACS shall perform the following operations control functions:

1. Maintain a Standards Manual which shall describe the essential processes to be followed in the operation of the hardware located at the ACS Facility.

2. Provide problem determination and resolution for the Legacy Workload related problems.

3. Measure service levels pursuant to SCHEDULE "B" to this Addendum and report them on a regularly scheduled basis.

4. Implement corrective action where required to eliminate operating system, subsystem or hardware related performance problems.

5. Document and report on open problem logs for those problems that are the responsibility of ACS, and provide reports to Customer for those problems that are the responsibility of Customer.

SCHEDULE "A" TO
LEGACY OUTSOURCING SERVICES ADDENDUM - PAGE 4

D.   TAPE LIBRARY

Beginning on the Cutover Date and continuing through the term of this Addendum, ACS shall perform the following tape library functions at the ACS Facility:

1. Pull and file tapes (cartridge and reel) as required to fulfill the batch processing requirements pursuant to the provisions of this SCHEDULE "A".

2.   Mount and dismount tape media.

3. Pull scratch tapes, maintain vault patterns and other functions related to the management of the tape library via software tools.

4.   Log and track Customer's tape media coming into and leaving the ACS
     Facility.

5. Preparing the daily shipment of tapes to off-site retention, and refiling the tapes when returned.

E.        PRINT

Except as may be provided in another Services Addendum, Customer shall be responsible for the costs associated with maintenance of the printer equipment located at the Customer Facilities.

F.        LEGACY PRODUCTION CONTROL

Beginning on the Cutover Date and continuing through the term of this Addendum, ACS shall be responsible for management, scheduling, monitoring, and first level problem determination for Customer's batch data processing portion of the Legacy Workload. First level problem determination includes evaluating and correcting environmental problems at the ACS Facility, including problems with DASD, tape files and batch system set-up. In that regard, ACS shall:

1. Develop and maintain schedules for the production Legacy Workload via automated scheduling Software or otherwise as determined by ACS.

2. Monitor production Legacy Workload processing and adjust as necessary based on changing Customer priorities, schedules, or application modifications.

3. Provide an interface with application programmers, analysts and end-users for status reporting, assistance during problem determination, coordination of schedules, and changes to applications.

4. Provide first level problem determination when an application system fails and coordinate support based on instructions provided by Customer, from users, programmers, and analysts.

SCHEDULE "A" TO
LEGACY OUTSOURCING SERVICES ADDENDUM - PAGE 5

5. Coordinate and manage application "restores" via use of a program restart Software product.

6. Schedule, submit, and manage application and system backup processes as directed by Customer.

G.   LEGACY SYSTEM SUPPORT

Beginning on the Cutover Date and continuing through the term of this Addendum, ACS shall be responsible for maintenance, upgrades, problem trouble-shooting and correction for the following Systems Software support functions:

1.   Operating System Software and database management systems.

2.   Communications Software.

3. Other Systems Software and systems management products, performance, tuning, and monitoring tools and date base administration and programming tool kits.

H.   TECHNICAL ASSISTANCE CENTER, PROBLEM MANAGEMENT, AND CHANGE CONTROL

Beginning on the Cutover Date and continuing through the term of this Addendum, ACS shall provide a Technical Assistance Center for the Services which shall provide the following functions:

1. Problem logging, problem determination and problem resolution for calls received from Customer related to Legacy Workload processing.

2. Forwarding to Customer problems that cannot be resolved according to agreed upon procedures. The parties agree that they will use good faith efforts to work together to develop and complete these procedures to each party's satisfaction during the Transition Period and prior to the Cutover Date.

3. Maintaining a log of problem calls that cannot be resolved and the status thereof. In cases where a problem was forwarded to Customer for problem determination and resolution, Customer shall establish and follow procedures to provide resolution status to ACS.

I.   NETWORKS

Beginning on the Cutover Date and continuing through the term of this Addendum, ACS shall be responsible for the following ACS Network responsibilities:

SCHEDULE "A" TO
LEGACY OUTSOURCING SERVICES ADDENDUM - PAGE 6

1. Providing the necessary hardware, software, and interfaces with third party vendors as necessary to ensure that performance on the communications link meets the performance standards identified in SCHEDULE "B" to this Addendum.

2. Confirming, coordinating, managing and monitoring the installation and maintenance by third party vendors of the telecommunications lines and equipment providing the telecommunications connection between the ACS Facility and the Customer Facility.

Except as may be provided in another Services Addendum, Customer shall be responsible for communications beyond the Point of Presence.

ACS may elect to use a different method of network connectivity during the term of this Addendum, provided that such different method has a substantially equivalent performance, with prior notification and approval by Customer, which may not be unreasonably withheld.

J.   REPORTING

ACS and Customer  agree to use good faith efforts to mutually agree within sixty
(60) days after the date of this Addendum upon the method, timing, and format of reporting ACS' performance of the Services under this Addendum.

K.   THIRD PARTY SERVICES

Customer hereby represents that Customer has agreements with the third party vendors described in SCHEDULE "J" to this Addendum, that Customer has furnished to ACS complete and accurate copies of such agreements, that such agreements are in full force and effect, that no default exists thereunder and that no event has occurred which with notice and or the passage of time would constitute a default thereunder has occurred. In reliance on such representations by Customer, ACS and Customer agree as follows:

1. ACS will accept assignment from Customer of all such agreements and, upon consummation of such assignments, will be responsible for future payments and expenses which accrue after the Cutover Date.

2. Customer is responsible for obtaining approvals for assignment of such agreements.

3. ACS shall administer and manage all nontransferable contracts for third party services used solely to provide the Services and shall assume responsibility for all payments and expenses.


                                   ARTICLE II
                   LEGACY PROGRAMMING AND MAINTENANCE SERVICES

SCHEDULE "A" TO
LEGACY OUTSOURCING SERVICES ADDENDUM - PAGE 7

Except as provided in this Agreement, the Services described below will be provided on an ad hoc basis during the term of this Addendum.

DATABASE SUPPORT

ACS will provide ad hoc system level support of Customer's current database software products. This support includes:

1. Planning and implementation of new releases of vendor supplied program maintenance.

2.   Managing database placement on DASD.

3. Monitoring and reporting on individual database performance, storage capacity and other statistics as required.

4. Working with applications programming staff regarding database definitions and ensuring that database changes are made in accordance with approved system change control procedures.

ACS may contract with third parties for database administration to support Customer database requirements and the maintenance of existing database if required. The costs associated with these activities will be passed through to, and paid by, Customer in accordance with the provisions of this Agreement.

ACS agrees that it will provide Customer up to twelve (12) hours per month of Database Support as detailed above at no additional charge. Any Services above this twelve (12) hour allotment will be billed at the rates set forth in Schedule C.2. of this Addendum.

SCHEDULE "A" TO
LEGACY OUTSOURCING SERVICES ADDENDUM - PAGE 8

                                  SCHEDULE "B"
                     TO LEGACY OUTSOURCING SERVICES ADDENDUM

                              PERFORMANCE STANDARDS

ACS agrees to perform the Services and agrees that with respect to such performance, ACS shall meet or exceed the Performance Standards set forth in this SCHEDULE "B". The agreement by ACS to meet or exceed such Performance Standards is subject to and conditioned upon the representation by Customer that Customer has historically achieved and regularly and consistently operated under such Performance Standards during the twelve (12) month period immediately preceding the date of this Addendum. In that respect, prior to the Cutover Date, Customer shall provide ACS with information to validate Customer's actual historical performance for those areas affected by the Performance Standards.

In the event that Customer's relevant actual historical performance of the Performance Standards is lower than as stated, the Performance Standards shall be automatically revised as necessary in order to reflect Customer's actual historical performance until such time ACS can determine cause and effect remedy to meet customer stated performance standards (Customer shall bear all cost associated with the effected remedy).

Customer and ACS acknowledge and agree that the results of the calculations of the Performance Standards shall be adjusted for purposes of determining if a material breach of this Agreement has occurred, to take into account any excusable delay for which ACS is not responsible pursuant to Section 9.4 of this Agreement and any failure attributable to delays or disruptions caused by Customer.

The following Performance Standards and Minimum Performance Standards shall apply to the indicated Services:

A.   RELIABILITY AND PERFORMANCE OBJECTIVES

Provider will achieve the following Performance Standards:

     Central system availability:       99.7% of the stated system availability,
                                        measured monthly
                                        (See note 3)

     Online systems availability:       98.5% of the stated system availability,
                                        measured monthly
                                        (See note 1)

SCHEDULE "B" TO
LEGACY OUTSOURCING SERVICES ADDENDUM - PAGE 1

     Response time:

     Production CICS (overall           2 seconds
     average response time as           (See note 5)
     measured monthly)

     TSO (overall average response      1 second
     time as measured monthly, for      (See note 2)
     first period transactions)

     Batch processing performance:

          Batch queue time              1.5 minutes
                                        (See note 4)

          Batch workflow                (Interim service level for 3084Q)
                                        Production - Prime Shift      75%
                                        Production - Off Shift        80%
                                        Test                          65%

                                        A replacement technology independent
                                        measurement to be developed jointly.

     Note 1: Online System Availability will be measured by the ability of the Provider to provide online services to the limit of its responsibilities, i.e., the remote communications equipment.

     Note 2: First period TSO (defined as a TSO transaction with less than 20 I/O's, exclusive of any database access) response time will be calculated by subtracting the difference between the total and first period TSO response times as reported by RMF from the overall response time reported from RTM.

     Note 3: Central System Availability will be measured by the ability of the Provider to provide a basic system.

     Note 4: Wait times for job class N, which is designed for the submission of batch jobs during the day to be run later at night, will be excluded. Wait times will also be excluded for jobs submitted with TYPRUN=HOLD or the submission of multiple jobs with the same name.

     Note 5: CICS transactions which use such extensive resources that they intrinsically cannot achieve the service levels specified will be excluded from calculation of the performance of the Provider.

SCHEDULE "B" TO
LEGACY OUTSOURCING SERVICES ADDENDUM - PAGE 2

Schedule downtime for hardware, software, or telecommunications (network) changes or maintenance will not be included in the reliability statistics identified above.

It is mutually agreed that there are certain times that are more critical than others. A partial loss of function that has limited impact on the Client will not be counted against the Provider's performance if the Provider delays corrective action for the solution of the problem until a time when the impact of the action on the users of the system is minimized, provided however, that Provider notifies Client prior to any such delay. Furthermore, any increase in downtime due to actions taken to minimize impact to users will not be counted as part of the interruption.

It is understood that there will be errors in system software out of the control of the Provider. Such a system software error will not be counted against the availability service levels.

Failure to perform as indicated will result in the imposition of the following penalties:

     a. For each interruption to Central System Availability which has a duration in minutes as set forth below, the associated penalty shall be imposed:

          Duration of Interruption           Penalty
          ------------------------           -------
             127-   480                      $ 5,000
             481- 1,440                      $10,000
           1,441- 2,880                      $15,000

          ACS will be assessed a penalty of $5,000 for each increment of 1440 minutes above 2880 minutes in which Customer experiences, Central System unavailability; however, the amount of any such penalty cannot exceed the lesser of : (i) one month's invoice for the affected Service element or (ii) $25,000.

     b. All interruptions with a duration of less than 127 minutes in a particular calendar month shall be added together at the end of such month, and if the cumulative number of minutes fits within one of the categories set forth in a. above, the penalty associated with that category shall be imposed.

     c. In no case will the penalty for any set of multiple interruptions be greater than the penalty which would have been incurred if there had been a single interruption starting at the beginning of the first interruption and ending with the end of the last interruption.

     d. Penalties imposed under a. and b. above shall be applied against amounts due on the most recent invoice(s) or applied against future charges, as applicable.
CLIENT'S RESPONSIBILITY IN MEETING PERFORMANCE OBJECTIVES

SCHEDULE "B" TO
LEGACY OUTSOURCING SERVICES ADDENDUM - PAGE 3

As the Provider is guaranteeing response times over which the Client can have substantial impact, the Client agrees to:

1. Allow Provider the opportunity to participate in the design and testing of Client's online applications to make sure that their resource requirements are understood and that efficient design and programming practices are followed.

2. Make sure changes in its applications as Provider recommends to bring them into accordance with generally accepted principles of efficient online coding.

3. Make, or allow Provider to make, such changes in DASD file allocation and placement as are necessary to provide acceptable DASD performance.

4. Work with Provider in good faith to do whatever is necessary to bring performance of online applications to acceptable levels.

5. Give Provider sufficient advance notice of requirements for additional capacity so the Provider can acquire the necessary resources.

                    -Availability
                    -Central System Availability
                    -CPU
                    -CPU equivalent hour
                    -DASD
                    -Gigabytes-hours
                    -Online systems availability
                    -Reliability
                    -Tail circuit
                    -Volume
                    -Workflow

SCHEDULE "B" TO
LEGACY OUTSOURCING SERVICES ADDENDUM - PAGE 4

                                  SCHEDULE "C"
                     TO LEGACY OUTSOURCING SERVICES ADDENDUM

                                      FEES

1.   CHARGES FOR PROCESSING

     A.   CHARGES FOR CPU RESOURCES

          Customer CPU utilization includes all CPU time consumed by Customer's processing tasks, including all Customer batch jobs, data file backups, on-line subsystems, and all Customer specific processing. Customer CPU utilization shall not include CPU resources consumed by the operating system, including the Power and VTAM subsystems, nor for the CPU resources consumed by operating system software maintenance tasks, or by backup processing required by ACS.

          The unit of billing for CPU resources shall be on IBM 3090-300J equivalent CPU hour. The fee per CPU hour shall be $210.00.

     B.   CHARGES FOR DASD

          Customer DASD utilization includes all DASD space which is allocated to Customer or which is dedicated to Customer's use and unavailable to ACS for other purposes. Customer may request that ACS remove DASD which is dedicated to Customer and ACS shall comply within thirty (30) days of such written request; provided however, the minimum amount of dedicated DASD which Customer can request to be removed at any one time is ten (10) Gigabytes, unless otherwise agreed by the parties ACS agrees that it will not unreasonably withhold it's consent for a removal of less than ten (10) Gigabytes of data.

          Customer DASD utilization shall not include storage required for "spare" volumes or for DASD volumes which resides on the same DASD strings as Customer data but which are not required to support Customer's storage requirements.

          The monthly charge for DASD will be $75.00 per gigabyte of disk space.

     C.   CHARGES FOR TAPE MOUNTS

          All tape mounts shall be charged at a monthly rate of $.70 per mount. This charge shall apply to both cartridge and reel tapes. (Tapes generated by ACS for the purpose of full pack backups shall not be included in this charge.)

SCHEDULE "C" TO
LEGACY OUTSOURCING SERVICES ADDENDUM - PAGE 1

     D.   CHARGES FOR SOFTWARE

          Customer shall be billed a rate of $7,500 per month for all Software utilized by ACS in the provision of the Services (and as further identified in Schedule E.2 to this Addendum).

     E.   CHARGES FOR TAPE STORAGE
          Customer shall be charged $.35 per month for each cartridge or reel tape stored at the ACS Facility or at an off-site location selected by ACS. The cost for tape storage shall be computed as follows: (Tapes used for ACS required backups shall not be included in this charge.)

            Number of cartridge and reel tape storage days x $
            --------------------------------------------------------
                       number of days in the billing month

     F.   CHARGES FOR DATA COMMUNICATIONS SERVICES

          The telecommunications circuits and equipment charges set forth below in this SCHEDULE "C" are based on the use by Customer of the telecommunications circuits and equipment identified in SCHEDULE "G" to this Addendum. Any increases or decreases in the charges imposed by the telecommunications circuit vendor will be for the account of Customer, and the charges set forth herein will be adjusted accordingly for all periods after the effective date of any such change. To the extent Customer adds to or deletes from the telecommunications circuits or equipment indicated in SCHEDULE "G", the charges set forth herein shall be adjusted accordingly.

          ACS will provide the necessary hardware, Software, and configuration management to allow ACS to monitor and support the ACS Network remotely on a Full-Time Basis. ACS will be responsible for the installation, configuration, testing, and support of the ACS Network configuration. These Services will be provided to Customer for the following monthly Fees:

                                 LAMONTS MAINFRAME CONNECTIVITY
                                    One Time Installation Charges    Monthly Recurring Charges
                                    -----------------------------    -------------------------
WDC FR 512k pt/224K pvc (Pgh)      1                                        $1,273.62
WDC FR 256k pt/128 pvc (Seattle)   1                                        $  975.96
WDC FR 56k pt/32k pvc              1                                        $  328.66
WDC FR 56k pt/323k pvc             1                                        $  333.50
WDC FR 56k pt/16k pvc              1                                        $  295.34
WDC FR 56k pt/16k pvc              1                                        $  338.21


SCHEDULE "C" TO
LEGACY OUTSOURCING SERVICES ADDENDUM - PAGE 2

-USW ISDN 1B+D Seattle             5         $1,750.00           $   325.00
-BATL ISDN 1B+d 412-788            1         $  369.75           $    40.00
-Business line (diagnostics)       6         $2,100.00           $   120.00


     G.   CHARGES FOR DISASTER RECOVERY SERVICES

          Customer shall pay ACS for the Disaster Recovery portion of the Services an amount equal to $2,230 per month.

     H.   MINIMUM CHARGES

          The minimum monthly fees payable for the services is $50,000, commencing on the Cutover Date, irrespective of whether or not Customer's consumption of the individual components comprising the services would result in invoices totally such amount.

2.   GENERAL RATES FOR PROFESSIONAL SERVICES AS OF JULY, 1995

The following rates are intended to be used as a general guideline and can be affected by specific hardware and software, level of experience required, application complexity, and market conditions, and may be revised without notice.

     Programmer Level I                           $35.00-45.00 hr
     Programmer Level II                          $40.00-50.00 hr
     Sr. Programmer Analyst                       $60.00-80.00 hr
     Systems Analyst                              $50.00-60.00 hr
     Sr. Analyst/Project Manager                  $70.00-100.00 hr
     LAN/WAN Administrator                        $40.00-65.00 hr
     Technical Writer                             $25.00-55.00 hr
     PC Support                                   $30.00-45.00 hr
     Customer Support/Software Testing            $38.00-48.00 hr
     Database Administrations/Database Design     $65.00-90.00 hr
     Systems Administration                       $65.00-90.00 hr

3.   MISCELLANEOUS FEES

     A.   ACS FACILITY PRINT CHARGES

          ACS will provide Customer with print services at the ACS Facility at a charge of $.027 per page. Customer will be responsible for transportation costs of printed reports from the ACS Facility to the Customer Facility and for special forms used.

SCHEDULE "C" TO
LEGACY OUTSOURCING SERVICES ADDENDUM - PAGE 3

     B.   MICROFICHE AND ARCHIVING CHARGES

          ACS will provide microfiche services to Customer at an ACS facility for a charge of $1.00 per original fiche and $0.09 per duplicate fiche produced. Customer will be responsible for transportation costs from such ACS facility to the Customer Facility.

4.   TERMINATION CHARGES:

Subject to the provisions of 8.3 (d) of the Agreement, upon termination of this Addendum and in accordance with the provisions of Section 8.7 of the Agreement, Customer shall pay ACS the following amounts (all of such amounts shall be referred to herein as the "Termination Charges"):

a.   all Fees and other charges accrued through the termination date; plus

b.   remainder of any unpaid amounts due under this Addendum; plus

c. an amount equal to $20,833.33 multiplied by number of months remaining in the Term.

Notwithstanding the above, Customer agrees that it will not terminate this Agreement for any reason (other than ACS's breach or default) during the initial twelve (12) month period of the contract term.

SCHEDULE "C" TO
LEGACY OUTSOURCING SERVICES ADDENDUM - PAGE 4

                                  SCHEDULE "D"
                     TO LEGACY OUTSOURCING SERVICES ADDENDUM

                          CUSTOMER'S  RESPONSIBILITIES


1. Except as may be provided in this Addendum or in another Services Addendum, Customer will retain responsibility for and manage all equipment outside the Point of Presence.

2. Except as may be provided in this Addendum or in another Services Addendum, Customer will also be responsible for the following:

     a) End User Support - Providing support to Customer's local and remote application software users in the areas of (i) applications software training, and (ii) problem resolution specific to the use, development and modification of the applications software.

     b) Reporting - Reporting the applications software problem resolution to the Technical Assistance Center.

     c) Communications -Providing the necessary communication devices (pagers, cellular telephones, etc.), to Customer's personnel for problem escalation and resolution purposes.

     d) Applications Software - All areas applicable to the applications software (both vendor supplied and in-house developed), including the following: migration to new releases, upgrades of existing applications, customization of existing applications, development of new applications, testing of new releases and modifications, documentation, debugging problems, applying application fixes, etc.

SCHEDULE "D" TO
LEGACY OUTSOURCING SERVICES ADDENDUM - PAGE 1

                                  SCHEDULE "E"
                     TO LEGACY OUTSOURCING SERVICES ADDENDUM

                         SOFTWARE PROGRAMS AND LICENSES

1.   SOFTWARE TO BE PROVIDED BY CUSTOMER:

     A)   THIRD PARTY SOFTWARE:

          1)   TO BE OPERATED BY ACS AS AN AUTHORIZED PROCESSOR:

               The following Third Party Software licensed by Customer as of the date of this Addendum shall be subject to the provisions of this
               Section 1 (A)(1):

               VENDOR              SOFTWARE PRODUCT / DESCRIPTION
               DDA                 Accounts Payable
               PRJ                 ARBS (basic stock replenishment)
               PRJ                 Distribution Center Proc
               DDA                 General Ledger
               DDA                 Generalized Systems
               Ceridian            Payroll
               Comshare            Performance Tracking
               Comshare            System W
               Comshare            Commander
               Comshare            Planning
               PRJ                 Price Management
               PRJ                 Purchase Order Management
               CRS                 Sales Audit
               PRJ                 Stock Status System

               Customer shall retain the license and shall continue as the licensee of the above described Third Party Software, but same shall be made available for use by ACS as Customer's authorized processor to provide the Services during the term of this Addendum. In that regard, as of the date of this Addendum, and subject to the provisions of 2.7(b) of the Agreement, Customer hereby appoints ACS as Customer's agent to represent Customer in obtaining consent from these Software Licensors to such usage. Customer shall pay all expenses to obtain such consent. In the event ACS is unable to obtain such consent after reasonable effort, the parties shall exercise reasonable efforts in good faith to mutually agree on the appropriate alternative therefor. Customer is responsible for all costs associated with these Third Party Software Licenses, including maintenance agreement costs. This Third Party Software shall be

SCHEDULE "E" TO
LEGACY OUTSOURCING SERVICES ADDENDUM - PAGE 1
               retained by Customer after the date of this Addendum and shall not be transferred to ACS.

               All additional Third Party Software purchased by Customer over the term of this Addendum shall be identified by Customer within sixty (60) days of the purchase of same, and shall be subject to the provision of this Section.

          2)   TO BE ASSIGNED TO ACS:

               The following Third Party Software licensed by Customer as of the date of this Addendum shall be subject to the provisions of this
               Section 1 (A)(2):

               VENDOR              SOFTWARE PRODUCT / DESCRIPTION
               ------              ------------------------------

                    [ NOT APPLICABLE ]

     (B)  CUSTOMER SOFTWARE:

          The following Customer Software is all of the Customer Software as of the date of this Addendum:

               SOFTWARE PRODUCT / DESCRIPTION
               ------------------------------
               Gift Certificates
               Invoice Processing
               Item SKU
               Sales Planning
               Sale Reporting/Analysis
               Stock Ledger
               Stock Status Reporting
               Stock to Sales
               UPC Processing
               Employee Performances
               Sales Audit
               Fashion Reporting
               Transfers and Adjustments

          Customer hereby grants ACS, at no charge, the right to use any Customer Software, including the Customer Software referenced above, for the sole purpose of providing the Services to Customer.

          All Customer Software not included in the above list as of the date of this Addendum shall be identified by Customer within sixty (60) days of the date of this Addendum,

SCHEDULE "E" TO
LEGACY OUTSOURCING SERVICES ADDENDUM - PAGE 2 and shall be subject to the provisions of this Section. Customer shall provide ACS with written notice of all Customer Software which may be developed by Customer over the term of this Addendum within sixty (60) days of the development of same, and such Customer Software shall be subject to the provisions of this Section.

2.   SOFTWARE TO BE PROVIDED BY ACS:

As of the date of this Addendum, the ACS Software to be utilized to provide the Services includes the following:

     SOFTWARE PRODUCT / DESCRIPTION
     ------------------------------
     MVS/ESA IBM PRODUCTS
     --------------------
     ASSEMBLER HL
     BTAM/SP
     CACHE RMF
     CICS/MVS
     COBOL II
     CSP/AD
     CSP/AE
     DB2
     DFP
     DCF
     DFSMS
     DFDSS
     DFHSM
     DITTO
     DITTO/EXT
     DSF
     EP
     EREP
     GDDM
     ICFRU
     ISPF/PDF
     JES328X PRT
     MVS/ESA JES2
     MVS ESA SPV4
     MVS SCP
     JES2 SP 4.2
     NCP
     NETVIEW
     NETVIEW/DM
     QMF
     IRLM
     RACF
     RMF
     SDF/CICS

SCHEDULE "E" TO
LEGACY OUTSOURCING SERVICES ADDENDUM - PAGE 3

     SDSF
     SLR
     SMP/E
     SSP
     TSO/E
     VS COBOL
     VTAM
     3270 PC FTP

     MVS/ESA NON-IBM PRODUCTS
     ------------------------
     CA-AUTOMATE
     CA-AUTOMATE
     CA-90S
     CA-DOCVIEW
     CA-CORP/TIE
     CA-DYNAM/TLM
     CA-EARL
     CA-EASYTRIEVE
     CA-EZ/ESP
     CA-EZ/IQ
     CA-EXP DEL
     CA-IDMS
     CA-INSIGHT/DB2
     CA-INTEREST
     CA-JARS
     CA-JCLCHECK
     CA-MGR
     CA-OPTIMIZER
     CA-PANVALET
     CA-PAN/ISPF
     CA-PAN/SQL
     CA-SAR
     CA-SMFI
     CA-VCIVCSS
     CAFC
     CPK
     FDR/DSF
     SYNCSORT/OS
     T-MON/CICS
     T-MON/MVS
     GOAL SUBSYSTEM
     ODEII
     STOPX37

The parties expressly acknowledge and agree that ACS may provide additional, substitute and/or replacement ACS Software during the term of this Addendum with prior notification's approval by client.

SCHEDULE "E" TO
LEGACY OUTSOURCING SERVICES ADDENDUM - PAGE 4

                                  SCHEDULE "F"
                     TO LEGACY OUTSOURCING SERVICES ADDENDUM

                             DISASTER RECOVERY PLAN

1.   DISASTER RECOVERY:

The Disaster Recovery Plan shall provide for disaster recovery capability for Customer's processing environment using ComDisco, Inc. or a similarly qualified alternative, as determined by ACS. The Disaster Recovery Plan capability shall provide for continued satisfaction of Customer's requirement to have an operating system available for executing essential functionality of critical applications included within the Services, as defined by Customer, within forty-eight (48) hours of a declared disaster.

Either ACS or Customer can formally declare a disaster for purposes of activating the Disaster Recovery Plan. Only ACS can formally declare a disaster with a recovery provider. Application recovery shall remain the responsibility of Customer. The recovery of the ACS Network connection to the Customer Network and/or the Customer Facilities is a shared responsibility.

2.    ACS' RESPONSIBILITIES:

     A.   The following functions shall be responsibilities of ACS:

          1)   Maintain and publish the Disaster Recovery Plan.

          2) Provide Customer with the name and contact information of the ACS disaster recovery coordinator.

          3) Maintain a mirror image of the Customer operating environment for the disaster recovery hotsite.

          4) Review and maintain the DASD backup and off-site storage requirements to assure timely recovery of the computing environment at the hotsite.

          5) Conduct one annual walk-through of Customer's disaster recovery plan, and (subject to Customer's full cooperation) one annual test of Customer's disaster recovery plan (as scheduled by ACS and agreed to by Customer).

          6) Assure that Customer's data is completely erased from disaster recovery hotsite DASD storage following a test.

SCHEDULE "F" TO
LEGACY OUTSOURCING SERVICES ADDENDUM - PAGE  1

          7) Keep network equipment owned by Customer in the ACS Facility to aid network recovery as appropriate and agreed to by Customer, if Customer provides ACS with said equipment.

          8) Support and assist with testing of any dedicated telecommunications network, as applicable, upon request by Customer.

     B. The following functions shall be the responsibilities of ACS in the event of a disaster:

          1)   Formally declare a disaster with the disaster recovery provider.

          2) Notify the Customer disaster recovery coordinator that a disaster has occurred.

          3) Notify the ACS disaster recovery teams that a disaster has been declared.

          4) Have magnetic tape media from the ACS offsite storage facility delivered to the disaster recovery hotsite.

          5) Establish the Customer's environment for execution of essential functionality of critical application systems identified in the Customer's plan.

          6) Work with Customer and common carriers to establish the Customer network connection to the hotsite.

          7)   Establish all critical Customer sub-systems at the hotsite.

3.   CUSTOMER'S RESPONSIBILITIES:

     A. Except as otherwise provided in another Services Addendum, the following functions shall be ongoing responsibilities of Customer:

          1) Maintain the Customer Network disaster recovery plan and conform Customer's existing plan to the Disaster Recovery Plan.

          2) Provide ACS with names and contacts of Customer's disaster recovery coordinators.

          3) Participate in the ACS annual walk-through and test of the Disaster Recovery Plan.

          4) Assist ACS in the deletion of Customer's data at the hotsite upon completion of a test.

SCHEDULE "F" TO
LEGACY OUTSOURCING SERVICES ADDENDUM - PAGE  2

     B. Except as otherwise provided in another Services Addendum, the following functions shall be the responsibility of Customer in the event of a disaster:

          1) Notify ACS of a disaster if Customer is first to know of a disaster.

          2) Notify members of Customer's disaster recovery teams that a disaster has been declared.

          3) Work with ACS and common carriers to establish network connection to the hotsite.

          4) Provide primary interface to Customer's users, application programming support personnel and analysts.

          5) Provide recovery for critical applications systems after critical subsystems are brought up.

SCHEDULE "F" TO
LEGACY OUTSOURCING SERVICES ADDENDUM - PAGE  3

                                  SCHEDULE "G"
                     TO LEGACY OUTSOURCING SERVICES ADDENDUM

               EQUIPMENT AND TELECOMMUNICATIONS CIRCUITS AND LINES

1.   EQUIPMENT TO BE ACQUIRED BY ACS FROM CUSTOMER:
                    [ DOES NOT APPLY]

2.   TELECOMMUNICATIONS EQUIPMENT TO BE PROVIDED BY ACS:

     Description & Model                     Quantity
     -------------------                     --------
ISX 5300 V35 1-DS1 (ACS&Seattle)                  2
V35 ISX5300 Cable                                 2
TI ISX5300 Demark Cable                           2
Rack Mount kit                                    1
NMS NM1 Cable                                     2
Demark 8-mod                                      2
DAP DSU 232/V35 (4 remotes)                       4
V35 DSU Cable 5956-879Y-10                        4
NMS NMI Cable                                     4
Frad 4200 8 port (Seattle)                        1
V35 DSU Cable AV35DTEM                            6
AV35DCE Cable                                     1
A232DCE Cable                                     8
Frad 4200 TR port (ACS)                           1
Sync Mrrg&Talk                                    1
PC CMS plateform                                  1
CMS DMM90                                         1
FF200 Base (Remotes)                              4
RS232 modules                                     3
V35 modules                                       1
ISDN Module                                       4
SDLC 1-4 port key                                 4
BRI 2000 ISDN TIU                                 2
Demark Cable 5956-149G-25                         2
V35 ADAP 5956-744R-2                              2
RENEX
TMS4 Protocol Converter                           1
CABINET, MISC CABLES, ETC.
Async dial modems                                 7
Cabinet                                           1
Enet filter                                       1
rs232, power, v35                                 1

SCHEDULE "F" TO
LEGACY OUTSOURCING SERVICES ADDENDUM - PAGE  1

3.   TELECOMMUNICATIONS CIRCUITS AND LINES TO BE PROVIDED:

     a.   By ACS

     Description & Model                     Quantity
     -------------------                     --------
WDC FR 512k pt/224K pvc (Pgh)                     1
WDC FR 256k pt/128 pvc (Seattle)                  1
WDC FR 56k pt/32k pvc                             1
WDC FR 56k pt/323k pvc                            1
WDC FR 56k pt/16k pvc                             1
WDC FR 56k pt/16k pvc                             1
-USW ISDN 1B+D Seattle                            5
-BATL ISDN 1B+d 412-788                           1
-Business line (diagnostics)                      6

     b.   By Customer

          Description & Model           Quantity
          -------------------           --------

               [ DOES NOT APPLY]

SCHEDULE "G" TO
LEGACY OUTSOURCING SERVICES ADDENDUM - PAGE  2

                                  SCHEDULE "H"
                     TO LEGACY OUTSOURCING SERVICES ADDENDUM

                         EMPLOYEES AND EMPLOYEE BENEFITS


                            [ INTENTIONALLY OMITTED ]


SCHEDULE "H" TO
LEGACY OUTSOURCING SERVICES ADDENDUM - PAGE  1

                                  SCHEDULE "I"
                     TO LEGACY OUTSOURCING SERVICES ADDENDUM

                        ADDITIONAL SERVICES REQUEST FORM

    NOTE: This form is a SAMPLE and may be revised by mutual agreement of the parties.


                        ADDITIONAL SERVICES REQUEST FORM

FAX To:  ______________________________________________________________________

FAX Number:  __________________________________________________________________

From:  ________________________________________________________________________

Phone #:  _____________________________________________________________________

Pager #:  _____________________________________________________________________

Date of Request: ______________________  Time of Request:  ____________________

Priority: Emergency _______   High _____     Medium  _____   Low ______

Please respond by:
_______________________________________________________________________________

Please respond to:
_______________________________________________________________________________
                    (Enter name if different from above)

DESCRIPTION OF ADDITIONAL SERVICES REQUEST (work to be performed)
_______________________________________________________________________________
_______________________________________________________________________________
_______________________________________________________________________________
_______________________________________________________________________________
_______________________________________________________________________________
_______________________________________________________________________________
_______________________________________________________________________________
_______________________________________________________________________________

(Check here if additional information is attached: ____)

SCHEDULE "I" TO
LEGACY OUTSOURCING SERVICES ADDENDUM - PAGE  1

                                  SCHEDULE "J"
                     TO LEGACY OUTSOURCING SERVICES ADDENDUM

                    CUSTOMER'S THIRD PARTY VENDOR AGREEMENTS
                         WHICH ARE TO BE ASSIGNED TO ACS


                                [DOES NOT APPLY]



SCHEDULE "J" TO
LEGACY OUTSOURCING SERVICES ADDENDUM - PAGE  1